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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

July 31, 2014

Letter to Our Shareholders

We are calling this extraordinary general meeting at the request of our Board of Directors to request that shareholders elect Merrill A. "Pete" Miller, Jr. as a new member of our Board of Directors. Assuming Mr. Miller is elected to the Board of Directors at this meeting, it is the intention of the Board of Directors to appoint Mr. Miller as Vice Chairman of the Board of Directors. Ian C. Strachan, the current Chairman of the Board of Directors, will reach 72 years of age before the 2015 Annual General Meeting. In accordance with Transocean's Corporate Governance Guidelines, it is anticipated that Mr. Strachan will retire as a member of the Board of Directors at the end of his term at the 2015 Annual General Meeting. The Board of Directors currently expects to recommend that shareholders elect Mr. Miller as the Chairman of the Board of Directors at the 2015 Annual General Meeting.

Additionally, we are taking this opportunity to again request that shareholders vote "FOR" an amendment to our Articles of Association that would reduce the maximum number of the members of the Board of Directors from 14 to 11, as further described in the proxy statement. Under this proposal, the amendment would immediately reduce the maximum number of the members of the Board of Directors from 14 to 11. If Mr. Miller is elected as a director at this extraordinary general meeting, then, as a temporary exception to the provision, the amendment would permit a maximum number of 12 members, to allow the newly elected director and the existing directors to serve out their full terms of office until the end of the 2015 Annual General Meeting.

An amendment to reduce the maximum number of the members of the Board of Directors was proposed at the 2011 and 2014 Annual General Meetings. In 2011, the qualified presence quorum requirement was not satisfied and, in 2014, the qualified presence quorum requirement was satisfied but the qualified majority voting requirement, which considers all shares entitled to vote, was not satisfied. However, at the 2014 Annual General Meeting, 99.4% of the votes actually cast voted in favor of the amendment. The views of our shareholders are important to us. Accordingly, we are resubmitting the amendment to our shareholders at this extraordinary general meeting.

We request that you vote "FOR" both proposals as further explained below.

        Sincerely,

Ian C. Strachan Chairman of the Board of Directors	Steven L. Newman President and Chief Executive Officer

NOTICE TO SHAREHOLDERS

July 31, 2014

Dear Shareholder:

        An extraordinary general meeting of the shareholders of Transocean Ltd. (the "Extraordinary General Meeting") will be held on Monday, September 22, 2014 at 5:00 p.m., Swiss time, at the Parkhotel Zug, in Zug, Switzerland. The invitation to the Extraordinary General Meeting, the proxy statement and a proxy card are enclosed and describe the matters to be acted upon at the meeting.

        At the Extraordinary General Meeting, we will ask you to vote on the following items:

Agenda Item	Description	Board of Directors Recommendation
1	Reduction of the Maximum Number of the Members of the Board of Directors to 11 from 14	FOR
2	Election of One New Director for a Term Extending Until Completion of the Next Annual General Meeting	FOR

        It is important that your shares be represented and voted at the meeting, whether you plan to attend or not. Please read the enclosed invitation and proxy statement and date, sign and promptly return the proxy card in the enclosed self-addressed envelope.

        A note to Swiss and other European investors: Transocean Ltd. is incorporated in Switzerland, has issued registered shares and trades on both the New York Stock Exchange and the SIX Swiss Exchange; however, unlike some companies incorporated in Switzerland and listed on a stock exchange, share blocking and re-registration are not requirements for any Transocean shares to be voted at the meeting, and all shares may be traded after the record date.

        Sincerely,

Ian C. Strachan Chairman of the Board of Directors	Steven L. Newman President and Chief Executive Officer

        This invitation, proxy statement and the accompanying proxy card are first being mailed to our shareholders on or about August 1, 2014.

Proxy Statement Summary

Extraordinary General Meeting Details

Time:	5:00 p.m. Swiss Time
Date:	Monday, September 22, 2014
Place:	Parkhotel Zug, in Zug, Switzerland
Record Date:	Wednesday, September 3, 2014
Voting:	You may designate proxies to vote your shares by mailing the enclosed proxy card. Please review the instructions in the proxy statement and on your proxy card regarding voting. Shareholders registered in our share register on the record date have the right to attend the Extraordinary General Meeting and vote their shares. If you intend to attend and vote at the meeting in person, you are required to present either an original attendance card or a legal proxy issued by your bank, broker or other nominee in your name, each with proof of identification.
Materials:	Our proxy statement is available at: http://www.deepwater.com/investor-relations/financial-reports

Amendment of the Articles of Association to Reduce the Maximum Number of the Members of the Board of Directors to 11 from 14

        We are asking you to vote FOR the proposal that the maximum number of the members of the Board of Directors under Article 22 of our Articles of Association be reduced to 11 from 14 members. However, if Mr. Miller is elected as a director at this Extraordinary General Meeting, then, as a temporary exception to the provision, the amendment would permit a maximum number of 12 members, to allow the newly elected director and the existing directors to serve out their full term of office until the end of the 2015 Annual General Meeting.

Nominee to Our Board of Directors

        We are asking you to vote FOR the election of the new director nominee listed below to the Board of Directors. Detailed information regarding the individual is provided under Agenda Item 2:

Independent*
New Director for Election
Merrill A. "Pete" Miller, Jr.	X

*
As determined by the Board of Directors

Information Regarding our Executive Compensation Program

        Because we are seeking the election by shareholders of an additional director, SEC rules require us to provide compensation information for the last completed year, even though the same information was previously presented in connection with, and voted upon, at the 2014 Annual General Meeting. For additional information, see "2013 Director Compensation," "Compensation Discussion and Analysis," "Executive Compensation" and "Equity Compensation Plan Information." Note that compensation related items were approved at our 2014 Annual General Meeting. As such, no vote is being sought at this Extraordinary General Meeting on any compensation-related items.

INVITATION TO EXTRAORDINARY GENERAL MEETING OF TRANSOCEAN LTD.
Monday, September 22, 2014
5:00 p.m., Swiss time,
at the Parkhotel Zug, in Zug, Switzerland

Agenda Items

  (1)
  Amendment of the Articles of Association to Reduce the Maximum Number of the Members of the Board of Directors to 11 from 14.

    Proposal of the Board of Directors

    The Board of Directors proposes that the maximum number of the members of the Board of Directors under Article 22 of our Articles of Association be reduced to 11 from 14 members. However, if Mr. Miller is elected as a director at this Extraordinary General Meeting, then, as a temporary exception to the provision, the amendment would permit a maximum number of 12 members, to allow the newly elected director and the existing directors to serve out their full term of office until the end of the 2015 Annual General Meeting. The proposed amendments to the Articles of Association are attached as Annex A.

    Recommendation

    The Board of Directors recommends you vote "FOR" this proposal number 1.

  (2)
  Election of One New Director for a Term Extending Until Completion of the Next Annual General Meeting.

    Proposal of the Board of Directors

    The Board of Directors proposes that Merrill A. "Pete" Miller be elected to the Board of Directors, for a term extending until completion of the next Annual General Meeting. Assuming Mr. Miller is elected to the Board of Directors at this meeting, it is the intention of the Board of Directors to appoint Mr. Miller as Vice Chairman of the Board of Directors. Ian C. Strachan, the current Chairman of the Board of Directors, will reach 72 years of age before the 2015 Annual General Meeting. In accordance with Transocean's Corporate Governance Guidelines, it is anticipated that Mr. Strachan will retire as a member of the Board of Directors at the end of his term at the 2015 Annual General Meeting. The Board of Directors currently expects to recommend that shareholders elect Mr. Miller as the Chairman of the Board of Directors at the 2015 Annual General Meeting.

    Recommendation

    The Board of Directors recommends you vote "FOR" the election of this candidate as director.

Organizational Matters

        A copy of the proxy materials, including a proxy and admission card, has been sent to each shareholder registered in Transocean Ltd.'s share register as of July 16, 2014. Any additional shareholders who are registered in Transocean Ltd.'s share register on September 3, 2014, will receive a copy of the proxy materials after September 3, 2014. Shareholders not registered in Transocean Ltd.'s share register as of September 3, 2014 will not be entitled to attend, vote or grant proxies to vote at, the Extraordinary General Meeting.

        While no shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on September 3, 2014 and the opening of business on the day following the Extraordinary General Meeting, share blocking and re-registration are not requirements for any Transocean Ltd. shares to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.'s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

i

        Shareholders registered in Transocean Ltd.'s share register as of September 3, 2014 have the right to attend the Extraordinary General Meeting and vote their shares (in person or by proxy), or may grant a proxy to vote on each of the proposals in this invitation and any modification to any agenda item or proposal identified in this invitation or other matter on which voting is permissible under Swiss law and which is properly presented at the Extraordinary General Meeting for consideration. Shareholders may deliver proxies to the independent proxy, Schweiger Advokatur / Notariat, by marking the proxy card appropriately, executing it in the space provided, dating it and returning it to:

Vote Processing

    Transocean 2014 EGM Vote Processing
    c/o Broadridge
    51 Mercedes Way
    Edgewood, NY 11717
    USA

    or

    Schweiger Advokatur / Notariat
    Dammstrasse 19
    CH-6300 Zug
    Switzerland

        We urge you to return your proxy card as soon as possible to ensure that your proxy card is timely submitted. All proxy cards must be received no later than 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss time, on September 22, 2014.

        Shares of holders who have timely submitted a properly executed proxy card and specifically indicated their votes will be voted as indicated. Holders of shares who have timely submitted a properly executed proxy card but have not specifically indicated their votes instruct the independent proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting.

        If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the Extraordinary General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors.

        As of the date of this proxy statement, the Board of Directors is not aware of any such modifications or other matters to come before the Extraordinary General Meeting.

        Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Shareholders who hold their shares in the name of a bank, broker or other nominee and wish to vote in person at the meeting must obtain a valid "legal proxy" from the organization that holds their shares.

        Shareholders may grant proxies to any third party. Such third parties need not be shareholders.

        Directions to the Extraordinary General Meeting can be obtained by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH-6300 Zug, Switzerland, telephone number +41 (41) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, TX, USA 77046, telephone number +1 (713) 232-7500. If you intend to attend and vote at the Extraordinary General Meeting in person, you are required to present either an original attendance card, together with proof of identification, or a "legal proxy" issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the Extraordinary General Meeting in person, we urge you to arrive at the Extraordinary General Meeting location no later than 4:00 p.m. Swiss time on Monday, September 22, 2014. In order to determine attendance correctly, any shareholder leaving the

Extraordinary General Meeting early or temporarily, will be requested to present such shareholder's admission card upon exit.

On behalf of the Board of Directors,
Ian C. Strachan Chairman of the Board of Directors

Steinhausen, Switzerland
July 31, 2014

 YOUR VOTE IS IMPORTANT

You may designate proxies to vote your shares by mailing the enclosed proxy card. Please review the instructions in the proxy statement and on your proxy card regarding voting.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
EXTRAORDINARY GENERAL MEETING TO BE HELD ON SEPTEMBER 22, 2014.

Our proxy statement is available at
http://www.deepwater.com/investor-relations/financial-reports/

PROXY STATEMENT

FOR EXTRAORDINARY GENERAL MEETING OF TRANSOCEAN LTD.

SEPTEMBER 22, 2014

INFORMATION ABOUT THE MEETING AND VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by Transocean Ltd. on behalf of our Board of Directors, to be voted at our Extraordinary General Meeting to be held on September 22, 2014 at 5:00 p.m., Swiss time, at the Parkhotel Zug, in Zug, Switzerland.

Quorum

        Our Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of the shares entitled to vote at the meeting constitutes a quorum for purposes of convening this Extraordinary General Meeting and voting on all of the matters described above, except for the matter in Agenda Item 1, for which our Articles of Association require the presence of shareholders of record, in person or by proxy, holding at least two-thirds of the share capital recorded in the Commercial Register to constitute a quorum for purposes of action upon that matter. Abstentions and "broker non-votes", so long as the broker has discretion to vote the shares on at least one matter before the Extraordinary General Meeting, will be counted as present for purposes of determining whether there is a quorum at the meeting.

Record Date

        Only shareholders of record on September 3, 2014 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the Extraordinary General Meeting. No shareholder will be entered in Transocean Ltd.'s share register with voting rights between the close of business on September 3, 2014 and the opening of business on the day following the Extraordinary General Meeting.

        While no shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on September 3, 2014 and the opening of business on the day following the Extraordinary General Meeting, share blocking and re-registration are not requirements for any Transocean Ltd. shares to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.'s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

Votes Required

        The following table sets forth the applicable vote standard required to pass each enumerated agenda item:

Agenda Item	Description	Relative Majority	Qualified Two-Thirds Majority	Plurality of Votes
1	Reduction of the Maximum Number of the Members of the Board of Directors to 11		✓(1)
2	Election of New Director			✓(2)

(1)
Affirmative vote of two-thirds of the shares entitled to vote at the Extraordinary General Meeting. An abstention, broker non-vote or blank or invalid vote will have the effect of a vote "against" this proposal.

(2)
Affirmative vote of a plurality of the votes cast in person or by proxy at the Extraordinary General Meeting. The plurality requirement means that the nominee with the most votes for a board position or the chair is elected. Only votes "for" are counted in determining whether a plurality has been cast in favor of a nominee. Abstentions and broker non-votes are not counted for such purposes. As described later in this proxy statement, our Corporate Governance Guidelines set forth our procedures if a nominee is elected but does not receive more votes cast "for" than "against" the nominee's election.

Outstanding Shares

        As of July 22, 2014, there were 362,183,657 shares outstanding, which excludes 11,646,992 issued shares that are held by Transocean Ltd. or our subsidiary, Transocean Inc. Only registered holders of our shares on September 3, 2014, the record date established for the Extraordinary General Meeting, are entitled to notice of, to attend and to vote at, the meeting. Holders of shares on the record date are entitled to one vote for each share held.

Proxies

        A proxy card is being sent to each record holder of shares as of July 16, 2014. In addition, a proxy card will be sent to each additional record holder of shares as of the record date, September 3, 2014. If you are registered as a shareholder in Transocean Ltd.'s share register as of September 3, 2014, you may grant a proxy to vote on each of the proposals and any modification to any of the proposals or other matter on which voting is permissible under Swiss law and which is properly presented at the meeting for consideration. Shareholders may deliver proxies to the independent proxy, Schweiger Advokatur / Notariat, by executing and dating it in the space provided and returning it either to:

    Transocean 2014 EGM Vote Processing
    c/o Broadridge
    51 Mercedes Way
    Edgewood, NY 11717
    USA

    or

    Schweiger Advokatur / Notariat
    Dammstrasse 19
    CH-6300 Zug
    Switzerland

        We urge you to return your proxy card as soon as possible to ensure that your proxy card is timely submitted. Any proxy card must be received by either Broadridge or Schweiger Advokatur / Notariat no later than 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss time, on September 22, 2014.

        Schweiger Advokatur / Notariat was elected at the 2014 Annual General meeting to serve as the independent proxy at the 2015 Annual General Meeting and at any extraordinary general meeting prior to the 2015 Annual General Meeting, in accordance with the Swiss Federal Ordinance Against Excessive Compensation (the "Minder Ordinance").

        Please sign, date and mail your proxy card in the envelope provided. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

        Many of our shareholders hold their shares in more than one account and may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the Extraordinary General Meeting, you must vote every proxy card you receive.

        Under New York Stock Exchange rules, brokers who hold shares in street name for customers, such that the shares are registered on the books of the Company as being held by the brokers, have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for "non-routine" matters. Proxies submitted by brokers without instructions from customers for these non-routine or contested matters are referred to as "broker non-votes." Agenda Item 2, the election of a new director, is a non-routine matter under New York Stock Exchange Rules.

        If you hold your shares in "street name", your broker will not be able to vote your shares in the election of the nominee and may not be able to vote your shares on other matters at the Extraordinary

General Meeting unless the broker receives appropriate instructions from you. We recommend that you contact your broker to exercise your right to vote your shares.

        Shares of holders who have timely submitted a properly executed proxy card and specifically indicated their votes will be voted as indicated. Holders of shares who have timely submitted a properly executed proxy card but have not specifically indicated their votes instruct the independent proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting.

        If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the Extraordinary General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors.

        As of the date of this Proxy Statement, the Board of Directors is not aware of any such modifications or other matters to come before the Extraordinary General Meeting.

        You may revoke your proxy card at any time prior to its exercise:

  •
  by giving written notice of the revocation to:

    Transocean EGM 2014 Vote Processing
    c/o Broadridge
    51 Mercedes Way
    Edgewood, NY 11717
    USA

    or

    Schweiger Advokatur / Notariat
    Dammstrasse 19
    CH-6300 Zug
    Switzerland
    Fax: +41 41 728 73 63;

    or

  •
  by appearing at the meeting, notifying the independent proxy, with respect to proxies granted to the independent proxy, and voting in person;

    or

  •
  by properly completing and executing a later-dated proxy and timely delivering it either directly to the independent proxy or to Transocean 2014 EGM Vote Processing, c/o Broadridge at the addresses indicated above.

        Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes in relation to agenda items that have already been voted on. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

        Shareholders may grant proxies to any third party who need not be a shareholder.

        If you intend to attend and vote at the meeting in person, you are required to present either an original attendance card, together with proof of identification, or a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the Extraordinary General Meeting in person, we urge you to arrive at the Extraordinary General Meeting location no later than 4:00 p.m. Swiss time on Monday, September 22, 2014. In order to determine attendance correctly, any shareholder leaving the Extraordinary General Meeting early or temporarily will be requested to present such shareholder's admission card upon exit.

        References to "Transocean", the "Company", "we", "us" or "our" include Transocean Ltd. together with its subsidiaries and predecessors, unless the context requires otherwise.

AGENDA ITEM 1.

Reduction of the Maximum Number of the Members of the Board of Directors to 11 from 14.

Proposal of the Board of Directors

        The Board of Directors proposes that the maximum number of the members of the Board of Directors under the Articles of Association be reduced to 11 from 14 members as described below.

        The proposed amendments to the Articles of Association are attached as Annex A.

Explanation

        Robust corporate governance is a priority of the Board of Directors. The Board of Directors periodically reviews the number of directors and the corporate governance provisions relating thereto to determine whether any changes are appropriate. The constructive engagement we have had with our shareholders on the subject of board composition over the past few years has led the Board of Directors to its determination that a maximum size of 11 board members would serve shareholders best. The Board of Directors believes that a maximum Board of Directors size of 11 directors provides for sufficient diversity and expertise among our directors and continues to permit the Board of Directors to establish committees of an appropriate size and composition.

        Assuming the proposal is approved at the Extraordinary General Meeting, our Board of Directors would be immediately reduced to a maximum of 11 members. However, in order to accommodate the addition to the Board of Directors of our new nominee, if Mr. Miller is elected at the Extraordinary General Meeting then, as a temporary exception to the provision, the amendment would permit a maximum number of 12 members to allow the newly elected director and existing directors to serve their full term of office until the end of the 2015 Annual General Meeting.

        The Board of Directors is therefore proposing to amend Article 22 of, and add Article 38 to, the Company's Articles of Association accordingly and reduce the maximum number of directors to 11. If approved, the amendment of Article 22 and the addition of Article 38 become effective immediately upon adoption of the shareholder resolution at the Extraordinary General Meeting.

        The Board of Directors previously proposed a reduction of the maximum size of the Board of Directors and a related amendment to the Company's Articles of Association at the 2011 and 2014 Annual General Meetings; however, in 2011, the qualified presence quorum requirement was not satisfied and, in 2014, the qualified presence quorum requirement was satisfied but the qualified majority voting requirement, which considers all shares entitled to vote, was not satisfied. However, at the 2014 Annual General Meeting, 99.4% of the votes actually cast voted in favor of the amendment. The views of our shareholders are important to us. Accordingly, we are resubmitting the amendment to our shareholders at this Extraordinary General Meeting.

Recommendation

        The Board of Directors recommends a vote "FOR" this Agenda Item.

 AGENDA ITEM 2.

Election of One New Director for a Term Extending Until
Completion of the Next Annual General Meeting.

Nominations of the Board of Directors

        The Board of Directors has nominated Merrill A. "Pete" Miller, Jr. for election to the Board of Directors, for a term extending until completion of the next Annual General Meeting. Assuming Mr. Miller is elected to the Board of Directors at this meeting, it is the intention of the Board of Directors to appoint Mr. Miller as Vice Chairman of the Board of Directors. Ian C. Strachan, the current Chairman of the Board of Directors, will reach 72 years of age before the 2015 Annual General Meeting. In accordance with Transocean's Corporate Governance Guidelines, it is anticipated that Mr. Strachan will retire as a member of the Board of Directors at the end of his term at the 2015 Annual General Meeting. The Board of Directors currently expects to recommend that shareholders elect Mr. Miller as the Chairman of the Board of Directors at the 2015 Annual General Meeting.

        The Board of Directors does not have a specific policy regarding diversity in the selection of director nominees. However, the Board of Directors does consider diversity in the director nominee selection process. The Board of Directors takes an expansive view of the diversity of the Board of Directors with the goal of having the directors eventually reflect the global diversity of our workforce, our customers and the cultures in which we operate. We are a multinational company with six different nationalities represented in our officer group and over 89 in our global workforce. We have a presence in 46 countries worldwide.

Voting Requirement to Elect Nominees

        The election of the nominee requires the affirmative vote of a plurality of the votes cast in person or by proxy at the Extraordinary General Meeting. The plurality requirement means that the nominee with the most votes for a board seat is elected. Shareholders are entitled to one vote per share for the nominee to be elected.

        We have adopted a majority vote policy in the election of directors as part of our Corporate Governance Guidelines. This policy provides that the Board of Directors may nominate only those candidates for the position of director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board of Directors accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast "for" than "against" the nominee's election, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the Board of Directors whether to accept the tendered resignation or reject it. The Board of Directors must then act on the Corporate Governance Committee's recommendation within 90 days following the certification of the shareholder vote. The Board of Directors must promptly disclose its decision regarding whether or not to accept the nominee's resignation letter in a Form 8-K furnished to the SEC or other broadly disseminated means of communication. Full details of this policy are set out in our Corporate Governance Guidelines which are available on our website at www.deepwater.com under "Investor Relations—Governance."

        The Board of Directors has received from the nominee for election at the Extraordinary General Meeting, an executed irrevocable letter of resignation consistent with these guidelines as described above. Such letter of resignation is effective only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election of such nominee and (2) the Board of Directors accepts such resignation.

        The information regarding the nominee presented below is as of July 31, 2014.

Nominee for Director

  Merrill A. Miller, Jr.

        Merrill A. "Pete" Miller, Jr., age 64, U.S. citizen, is the Executive Chairman of NOW Inc. (NYSE: DNOW), a spinoff of the distribution business of National Oilwell Varco, Inc. (NYSE: NOV), a supplier of oilfield services and equipment to the oil and gas industry. Prior to assuming this role, Mr. Miller served as President and Chief Executive Officer of NOV (from 2001 to 2014) and as Chairman of the Board (from 2002 to 2014). He joined NOV in 1996. Mr. Miller is also a Director of Chesapeake Energy Corporation (NYSE: CHK) (since 2007), one of the largest producers of natural gas and of oil and natural gas liquids in the U.S., and served as Lead Independent Director from 2010 to 2012. Mr. Miller served as President of Anadarko Drilling Company from 1995 to 1996. Prior to his service at Anadarko, Mr. Miller spent fifteen years at Helmerich & Payne International Drilling Company (NYSE: HP) in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations. Mr. Miller graduated from the United States Military Academy, West Point, New York in 1972. Upon graduation, he served five years in the United States Army and received his MBA from Harvard Business School in 1980. Mr. Miller serves on the Board of Directors for the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council.

Recommendation

        The Board of Directors recommends you vote "FOR" the election of the candidate as director.

 Corporate Governance

        We are committed to upholding high standards of corporate governance and business conduct and believe that we have maintained good corporate governance practices for many years.

        In February 2011, our Board of Directors adopted a Code of Integrity to update and replace our previous Code of Business Conduct and Ethics. We regularly review and update our Code of Integrity and conduct on-line mandatory training for employees, officers and directors on our Code of Integrity and other relevant compliance topics. We also require all managerial and supervisory employees to certify compliance with our Code of Integrity each year.

        The Corporate Governance Committee of the Board of Directors continues to evaluate the Company's and the Board of Directors' governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board of Directors and the Board of Directors' governance principles at least annually. The Corporate Governance Committee further receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board of Directors annually evaluate their own performance.

        Director Stock Holding Requirement.    In 2005, we adopted equity ownership guidelines for directors that require each current non-management director to acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the director's annual cash retainer. We periodically review director holding requirements and revise such requirements in accordance with best governance practices and the needs of our business. Each new director is required to acquire and retain such number of shares and/or deferred units over his or her initial five years as a director. Mr. Newman is subject to separate officer share ownership guidelines providing for a more stringent requirement of six times his annual base pay. See "Compensation Discussion and Analysis" for more information about these guidelines. In connection with such ownership requirement, the Board of Directors currently grants deferred units to each of our non-management directors.

        Restrictions on Pledging, Hedging and Margin Accounts.    Pursuant to our Insider Trading Policy, employees, officers and directors are restricted from pledging, hedging or holding shares in a margin account, engaging in "short sales" or otherwise "engaging in stock transactions" that do not align with the interests of our shareholders.

        Our current governance documents may be found on our website at www.deepwater.com under "Investor Relations—Governance." Among the information you can find there is the following:

  •
  Articles of Association;

  •
  Organizational Regulations;

  •
  Corporate Governance Guidelines;

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  Audit Committee Charter;

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  Corporate Governance Committee Charter;

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  Compensation Committee Charter;

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  Finance Committee Charter;

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  Health Safety and Environment Committee Charter;

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  Our Mission Statement;

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  Our FIRST Core Values; and

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  Code of Integrity.

        Information contained on our website is not part of this proxy statement. We will continue to monitor our governance practices in order to maintain our high standards.

        Board Leadership.    The Board of Directors has chosen to maintain separation between the positions of Chief Executive Officer and Chairman of the Board. The Board believes that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while our Chairman of the Board presides over the Board as it provides advice to, and independent oversight of, management and the Company's operations. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position and the additional commitment the position of Chairman of the Board of Directors requires. The Board of Directors believes that having separate positions and having an independent outside director serve as Chairman of the Board of Directors is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

        Risk Management.    Executive management is responsible for the day-to-day management of the risks we face, while the Board of Directors, as a whole and through its various committees, has ultimate responsibility for the oversight of risk management. Through their oversight role and their review of management's active role, the directors satisfy themselves that the risk management processes designed and implemented by management (as more particularly described below) are effective. Particularly, the Board of Directors reviews risk management processes for assurance that each are adapted to and integrated with the Company's corporate strategy, are functioning as designed and that steps are taken to foster a culture in which each employee understands his or her impact on the assessment and management of risk, his or her responsibility for acting within appropriate limits, and his or her ultimate accountability.

        The Company has undertaken an extensive review and improvement of its Enterprise Risk Management ("ERM") process and has implemented an ERM framework which includes an executive risk management committee and a risk committee working group. The executive risk management committee is composed of members of senior management, including our Chief Executive Officer and other members of management in key functions and selected divisions of the Company. The duties of the executive risk management committee include the following: reviewing and approving appropriate changes to the Company's policies and procedures regarding risk management; identifying and assessing operational, commercial, strategic, financial, macroeconomic and geopolitical risks facing the Company; identifying risks and taking corrective actions, if appropriate; monitoring key indicators to assess the effectiveness and adequacy of the Company's risk management activities; and communicating with the Board of Directors at least once a year with respect to risk management. The Company's risk management activities are also presented to the Audit Committee and Board of Directors at least annually. The risk committee working group meets regularly and identifies risks facing the Company, makes an assessment of each risk, identifies preventive and mitigating controls and then makes recommendations for improvement opportunities to the Board of Directors or the Chief Executive Officer, as appropriate.

        Compensation and Risk.    We regularly assess risks related to our compensation programs, including our executive compensation programs, and do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviews information and solicits input from an independent compensation consultant regarding compensation factors which could mitigate or encourage excessive risk-taking. In its review in 2013, the Compensation Committee considered the attributes of our programs, including the metrics used to determine incentive awards, the weighting of each metric, the timing and processes for setting performance targets and validating results, the performance measurement periods and time horizons, the total mix of pay and the maximum compensation and incentive award payout opportunities. At the 2014 Annual General Meeting, shareholders affirmed this assessment by approving, in an advisory vote, the proposed Named Executive Officer Compensation.

        Independence of Board Members.    Our Corporate Governance Guidelines require that at least a majority of the members of the Board of Directors meet the independence standards set by the NYSE. In order to meet the NYSE's independence standards, a member of the Board of Directors must not have a relationship with the Company that falls within certain objective categories established by the NYSE. In addition, the Board of Directors must then affirmatively determine, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the Company.

        The Board of Directors has determined that all of its current members and its nominee, with the exception of Steven L. Newman (our Chief Executive Officer), are independent and meet the independence standards set by the NYSE and our guidelines. Accordingly, our Compensation, Audit and Corporate Governance Committees are composed solely of directors who meet the NYSE independence standards.

        In making its independence determinations, the Board of Directors considered the fact that, while such relationships do not preclude independence under the NYSE rules or the Company's guidelines, Messrs. Miller, Barker, Deaton, Merksamer, Muller and Tan are, or within the past three years have been, directors or officers of companies with which we conduct business in the ordinary course.

        Since 2012, Mr. Barker has served as a non-executive director of Aviva plc, a company that provides insurance related services to the Company. In 2013, Mr. Deaton resigned from his position as Executive Chairman of Baker Hughes Incorporated, from which the Company purchases drilling equipment and services. Since 2010, Mr. Deaton has served as a non-executive director of Air Products and Chemicals, Inc., from which the Company rented and purchased rig related products and equipment. Further, since 2014, Mr. Deaton has served as a non-executive director of Marathon Oil Corporation, from which we receive revenues for performing services. In addition to his affiliation with Carl Icahn and certain investment funds managed by Mr. Icahn, since 2013, Mr. Merksamer has served as a non-executive director of Talisman Energy, from which we receive revenues for performing services. Since 2010, Mr. Tan has served as a non-executive director of Keppel Corporation, which provides the Company with services related to rig construction and shipyard work. Since 2008, Mr. Tan has served as a non-executive director of Dialog Systems Asia Pte Ltd, a provider of specialist technical services to the Company. In early 2014, Mr. Muller's son accepted an associate attorney position that he is expected to begin later in the year at Munger, Tolles & Olson LLP, a law firm that provides legal services to the Company. Mr. Muller resigned from the Corporate Governance Committee concurrent with the 2014 Annual General Meeting, and prior to his son's commencement of employment at Munger, Tolles & Olson LLP. From 2002 until May 2014, Mr. Miller served as the Chairman of the Board of National Oilwell Varco, Inc. from which the Company has procured oilfield products and services. Since May 2014, Mr. Miller serves as the Executive Chairman of NOW, Inc., from which the Company procures rig-related products, equipment and services.

        The Board of Directors believes that all transactions with these companies were on arm's-length terms that were reasonable and competitive. Accordingly, the Board of Directors concluded that these relationships have no effect on the independence of these directors. Because of our extensive operations, transactions and director relationships, transactions of this nature are expected to take place in the ordinary course of business in the future.

        Executive Sessions.    Our independent directors met in executive session without management at each of the regularly scheduled Board of Directors meetings held in 2013. During 2014, they are again scheduled to meet in executive session at each regularly scheduled Board of Directors meeting. The independent directors have designated the Chairman of the Board of Directors to act as the presiding director for executive sessions.

        Director Nomination Process.    The Board of Directors has designated the Corporate Governance Committee as the committee authorized to consider and recommend nominees for the Board of Directors. Our Board of Directors believes that all members of the Corporate Governance Committee meet the NYSE independence requirements.

        Our Corporate Governance Guidelines provide that the Corporate Governance Committee should periodically assess the needs of our Company and the Board of Directors so as to recommend candidates who will further our goals. In making that assessment, the Corporate Governance Committee has determined that a recommended nominee must have the following minimum qualifications:

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  high professional and personal ethics and values;

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  a record of professional accomplishment in his/her chosen field;

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  relevant expertise and experience; and

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  a reputation, both personal and professional, consistent with our core values.

        In addition to these minimum qualifications, the Corporate Governance Committee considers other qualities in nominees that may be desirable. In particular, the Board of Directors is committed to having a majority of independent directors and, accordingly, the Corporate Governance Committee evaluates the independence status of any potential director. The Corporate Governance Committee evaluates whether or not a candidate would contribute to the Board of Directors' overall diversity and whether or not the candidate could contribute positively to the existing chemistry and culture among the Board members. Also, the Corporate Governance Committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business, such as expertise in the industry and in health, safety and environmental matters, and position as the leading international provider of offshore drilling services.

        As described above, in accordance with the majority vote provisions of our Corporate Governance Guidelines, our Board of Directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive more votes cast "for" than "against" his or her election in an uncontested election and (2) the Board of Directors accepts the resignation. The Board of Directors will also request a statement from any person nominated as a director by other than the Board of Directors as to whether that person will also submit an irrevocable letter of resignation upon the same terms as a person nominated by the Board of Directors. An uncontested election occurs in an election of directors that does not constitute a contested election. A contested election for purposes of the Corporate Governance Guidelines occurs when (i) the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for director set forth in our Articles of Association and (ii) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the Company first mails its notice of meeting for such meeting to the shareholders.

        The Corporate Governance Committee has several methods of identifying Board of Directors candidates. First, the Corporate Governance Committee considers and evaluates annually whether each director remains appropriate to be nominated for election to the Board of Directors. Second, the Corporate Governance Committee requests from time to time that its members and the other Board members identify possible candidates for any vacancies or potential vacancies. Third, the Corporate Governance Committee has the authority to retain one or more executive search firms to aid in its search. Each executive search firm assists the Corporate Governance Committee in identifying potential Board of Directors candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

        The Corporate Governance Committee also considers nominees for director recommended by shareholders. Please submit your recommendations in writing, along with:

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  the name of and contact information for the candidate;

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  a statement detailing the candidate's qualifications and business and educational experience;

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  information regarding the qualifications and qualities described under "Director Nomination Process" above;

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  a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

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  a signed irrevocable letter of resignation from the proposed candidate which, in accordance with our Corporate Governance Guidelines, would be effective upon and only in the event that (1) in an uncontested election, such candidate fails to receive more votes cast "for" than "against" his or her election and (2) the Board of Directors accepts the resignation;

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  a statement that the writer is a shareholder and is proposing a candidate for consideration by the Corporate Governance Committee;

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  a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;

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  financial and accounting experience of the candidate, to enable the Corporate Governance Committee to determine whether the candidate would be suitable for Audit Committee membership; and

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  detailed information about any relationship or understanding between the proposing shareholder and the candidate.

        Shareholders may submit nominations to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director. The extent to which the Corporate Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Corporate Governance Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board of Directors, and is at the Corporate Governance Committee's discretion. The Corporate Governance Committee evaluates the desirability for incumbent directors to continue on the Board of Directors following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the Corporate Governance Committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the Board of Directors, and the Board of Directors may determine not to, nominate those candidates for election to our Board of Directors.

        In addition to recommending director nominees to the Corporate Governance Committee, any shareholder may, in compliance with applicable requirements, nominate directors for election at General Meetings of the shareholders. For more information on this topic, see "Other Matters—Proposals of Shareholders."

        Executive and Director Compensation Process.    Our Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. An outside consultant, Pay Governance, retained by the Compensation Committee has provided the Compensation Committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. Pay Governance has served as the Compensation Committee's outside consultant since February 2011. Our Chief Executive Officer also assists the Compensation Committee in the executive compensation setting process. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see "Compensation Discussion and Analysis."

        Director compensation is set by the Board of Directors upon a recommendation from the Compensation Committee of the Board of Directors. Beginning in 2015, director compensation is also subject to shareholder approval. At its first regularly-scheduled meeting of each calendar year, the Compensation Committee reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. The Compensation Committee has used the Compensation Committee's outside consultant to gather data regarding director compensation at (1) certain similar size companies in the general industry as well as (2) the same peer group of companies generally utilized in the consideration of executive compensation, as set forth in the "Compensation Discussion and Analysis." Based upon its review of the data and its own judgment, the Compensation Committee develops a recommendation for consideration by the Board of Directors. In accordance with our Articles of Association, our Chief Executive Officer receives no additional compensation for serving as a director on our Board of Directors.

        Process for Communication by Shareholders and Interested Parties with the Board of Directors.    The Board of Directors has established a process whereby interested parties may communicate with the Board of Directors and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board of Directors or an individual director, c/o the Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board of Directors has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board of Directors has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board of Directors aware of such material which it may request be forwarded, retained or destroyed at the Board of Directors' discretion.

        Policies and Procedures for Approval of Transactions with Related Persons.    The Board of Directors has a written policy with respect to related person transactions pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee, with assistance from the Company's General Counsel, is responsible for reviewing, approving and/or ratifying any related person transaction.

        To identify related person transactions, each year we distribute and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. Our Code of Integrity further requires that any executive officer inform the Company when the executive officer's private interest interferes or appears to interfere in any way with our interests. In addition, the Board of Directors' Corporate Governance Guidelines require that a director immediately inform the Board of Directors or Chairman of the Board of Directors in the event that a director believes that the director has an actual or potential conflict with our interests.

Furthermore, under our Organizational Regulations, a director must disclose and abstain from voting with respect to certain conflicts of interest.

        Under our related persons transaction policy, the Audit Committee considers all relevant facts and circumstances available, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction (including expected aggregate value and value to be derived by the related person), the benefits to the Company, the availability to the Company of alternative means or transactions to obtain like benefits and the terms that would prevail in a similar transaction with an unaffiliated third party. For related person transactions that do not receive prior approval from the Audit Committee, the transactions are submitted to the Audit Committee to consider all relevant facts and circumstances and, based on its conclusions, evaluate all options, including, but not limited to, ratification, amendment or termination of the transaction. During 2013, there were no related person transactions where such policies and procedures were not followed.

        Director Attendance at Annual General Meeting.    At the 2014 Annual General Meeting, all directors who were nominated for re-election to our Board of Directors at the 2014 Annual General Meeting were in attendance.

 Board Meetings and Committees

        During 2013, the Board of Directors of Transocean Ltd. held eight meetings. The Board of Directors and the committees of the Board of Directors met at least once a quarter and the quarterly meetings generally occurred over a period of two to three days. Each of our directors attended at least 85% of the meetings during the year, including meetings of committees on which the director served.

        The Board of Directors has standing Compensation, Finance, Corporate Governance, Audit and Health Safety and Environment Committees. As noted, the charters for these committees may be found on our website at www.deepwater.com under "Investor Relations—Governance." In addition, the Board of Directors may from time to time form special committees to consider particular matters that arise.

        Compensation Committee.    The purpose of the Compensation Committee is to assist the Board of Directors in (1) developing an appropriate compensation program for members of the Board of Directors, executives and other senior officers and (2) complying with the Board of Directors' legal and regulatory requirements as to Board member, executive and senior officer compensation in order to facilitate the Company's ability to attract, retain and motivate qualified individuals in a system that aligns compensation with the Company's business performance and the long-term interests of our shareholders. The authority and responsibilities of the Compensation Committee include, among others, the following:

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  annually review the compensation paid to members of the Board of Directors and recommend to the Board of Directors for submission to and ratification by the shareholders the maximum aggregate amount of Board compensation between the Annual General Meeting at which ratification is sought and the next Annual General Meeting;

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  annually review and recommend to the Board of Directors for submission to and ratification by the shareholders the maximum aggregate amount of compensation of the executive management team for the fiscal year commencing after the Annual General Meeting at which ratification is sought;

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  annually review, determine and recommend for approval by the Board of Directors, in relation to each member of the Board of Directors, within the aggregate amount or maximum aggregate amount ratified by the shareholders and subject to the general compensation principles reflected in our Articles of Association, the actual individual compensation paid to the members of the Board of Directors;

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  annually review, determine and approve, in relation to each member of the executive management team, within the aggregate amount or maximum aggregate amount ratified by the shareholders and subject to the general compensation principles reflected in our Articles of Association, the actual individual compensation paid to and the benefits and perquisites received by the members of the executive management team;

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  annually review and approve the compensation paid to executive officers and other officers at or above the Senior Vice President level, except for the compensation of the members of the executive management team;

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  select appropriate peer groups and market reference points against which the Company's Board of Directors and executive compensation is compared;

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  annually establish focus areas for our CEO, annually review the CEO's performance in light of the focus areas and set the CEO's compensation based on this evaluation, together with competitive data;

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  administer our Long-Term Incentive Plan, Performance Award and Cash Bonus Plan, Deferred Compensation Plan, and any other compensation plans or arrangements providing for benefits primarily to members of the Board of Directors and executive officers in accordance with goals and objectives established by the Board of Directors, the terms of the plans, and any applicable rules and regulations;

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  consider and make recommendations to the Board of Directors, with guidance from an outside compensation consultant, concerning the existing Board of Directors and executive compensation programs and changes to such programs;

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  consider, with guidance from an outside compensation consultant, and approve the terms of any contractual agreements and other similar arrangements (to the extent permitted by applicable law) that may be entered into with members of the Board of Directors and officers; provided, however, that the Compensation Committee shall not recommend and the Board of Directors shall not authorize "single-trigger" change of control agreements for any of our officers or directors;

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  assess the risks, with the assistance of external resources as the Compensation Committee deems appropriate, of the Company's compensation arrangements applicable to members of the Board of Directors and the Company's executive officers and other employees; and

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  retain and approve the fees of legal, accounting or other advisors, including any compensation consultant, employed by the Committee to assist it in the carrying out of its responsibilities as set forth above.

        See "Compensation Discussion and Analysis" for a discussion of additional responsibilities of the Compensation Committee.

        In addition to the responsibilities set forth above, the Compensation Committee also assesses the risks arising from the Company's compensation policies and practices. In 2011, the Compensation Committee engaged a compensation consultant, Pay Governance, to assist in this risk assessment and through 2013 continued to work with Pay Governance as its independent compensation consultant.

        In order not to impair the independence of the Compensation Committee's compensation consultant or to create the appearance of such an impairment, in February 2009 the Compensation Committee adopted a policy that any compensation consultant to the Compensation Committee may not provide other services to the Company in excess of $100,000. Neither Pay Governance nor any of its affiliates provided the Company with any other services in 2013. In February 2014, the Compensation Committee assessed whether the work of Pay Governance for the Compensation Committee during 2013 raised any conflict of interest, including a review of a number of independence factors, which included the factors set forth under Rule 10C-1 of the Securities Exchange Act, and the Compensation Committee concluded that no conflict of interest was raised that would prevent Pay Governance from independently advising the Compensation Committee.

        The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, NYSE listing standards and the Compensation Committee's governing documents. The Compensation Committee may delegate all or a portion of its powers and responsibilities with respect to the compensation plans and programs described above and in our "Compensation Discussion and Analysis" to one or more of our management committees; provided that the Compensation Committee retains all power and responsibility with respect to awards granted to our Board members and executive officers. The Chief Executive Officer has been delegated authority to award restricted shares, restricted units and deferred units under the Company's Long-Term Incentive Plan to employees of the Company, excluding executive officers and other officers at or above the Senior Vice President level, not to exceed an aggregate of 100,000 restricted shares, restricted units or deferred units per calendar year. The Compensation Committee has delegated to a subcommittee composed of its chairman and at least one additional committee member the authority to approve interim compensation actions resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer), including but not limited to establishing annual base salary, annual bonus targets, long-term incentive targets and the grant of equity awards, subject to any required vote of the shareholders beginning in 2015. The Compensation Committee has also delegated authority to the Chief Executive Officer to approve "convenience of the company" treatment of Long-Term Incentive Plan awards to participants other than executive officers and directors. The Compensation Committee is notified of compensation actions made by the Chief Executive Officer or the subcommittee at the meeting following the end of each calendar quarter in which such actions are taken.

        The current members of the Compensation Committee are Mr. Tan, Chairman, and Messrs. Curado, McNamara and Intrieri. Mr. Curado began service on the Compensation Committee in May 2013 and Mr. Intrieri joined the committee in May 2014, following his election to the Board of Directors. The Compensation Committee met seven times during 2013.

        Finance Committee.    The Finance Committee approves our long-term financial policies, insurance programs and investment policies. It also makes recommendations to the Board of Directors concerning the Company's dividend policy, securities repurchase actions, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the Finance Committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs. The current members of the Finance Committee are Mr. Muller, Chairman, Ms. Chang and Messrs. Barker and Merksamer. Mr. Merksamer began service on the Finance Committee in May 2013. The Finance Committee met five times during 2013.

        Corporate Governance Committee.    The Corporate Governance Committee makes recommendations to the Board of Directors with respect to the nomination of candidates for election to the Board of Directors, how the Board of Directors functions and how the Board of Directors should interact with shareholders and management. It reviews the qualifications of potential candidates for the Board of Directors, coordinates the self evaluation of the Board of Directors and committees and proposes to the Board candidates to stand for election at the next general meeting of shareholders. The current members of the Corporate Governance Committee are Mr. McNamara, Chairman, and Messrs. Deaton and Intrieri. Mr. Deaton began service on the Corporate Governance Committee in May 2013 and Mr. Intrieri joined the committee in May 2014, following his election to the Board of Directors. The Corporate Governance Committee met five times during 2013.

        Health Safety and Environment Committee.    The Health Safety and Environment Committee assists the Board of Directors in fulfilling its responsibilities to oversee the Company's management of risk in the areas of health, safety and the environment. The Health Safety and Environment Committee reviews and discusses with management the status of key environmental, health and safety issues. Additionally, the Health Safety and Environment Committee regularly evaluates Company policies, practices and performance related to health, safety and environmental issues and guides strategy decisions to promote company goals and compliance with applicable rules and regulations. Beginning in 2013, the Health Safety and Environment Committee assumed additional responsibility to oversee the Company's implementation of certain requirements of the Consent Decree by and among the U.S. Department of Justice and certain of the Company's affiliates. The Health Safety and Environment Committee has required the Company to provide and will review regular reports regarding compliance with all aspects of the Consent Decree. The current members of the Health Safety and Environment Committee are Mr. Deaton, Chairman, and Messrs. Tan, Merksamer and Muller. Mr. Merksamer began service on the Health Safety and Environment Committee in May 2013. Mr. Deaton was appointed Chairman of the committee and Mr. Muller joined the committee in May 2014. The Health Safety and Environment Committee met four times during 2013.

        Audit Committee.    The Audit Committee is responsible for recommending the selection, retention and termination of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations to the Board of Directors and to our shareholders for their approval at a general meeting of shareholders. The Audit Committee is directly responsible for the compensation and oversight of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations. The Audit Committee further advises as necessary in the selection of the lead audit partner. The Audit Committee also monitors the integrity of our financial statements and the independence and performance of our auditors and their lead audit partner and reviews our financial reporting processes. The Audit Committee reviews and reports to the Board of Directors on the scope and results of audits by our independent registered public accounting firm, our auditor pursuant to the Swiss Code of Obligations and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls over financial reporting. It reviews transactions between us and our directors and officers for disclosure in the proxy statement, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.

        The Board of Directors requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not our Audit Committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, possesses all of the following attributes:

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  an understanding of generally accepted accounting principles and financial statements;

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  an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

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  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

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  an understanding of internal controls and procedures for financial reporting; and

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  an understanding of audit committee functions.

        The person must have acquired such attributes through one or more of the following:

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  education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

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  experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

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  experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

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  other relevant experience.

        The current members of the Audit Committee are Mr. Barker, Chairman, Ms. Chang and Mr. Curado. The Audit Committee met eight times during 2013. Mr. Barker was appointed Chairman of the committee and Mr. Curado joined the committee in May 2014. The Board of Directors has reviewed the criteria set by the SEC and determined that each of the current members of the Audit Committee is "financially literate" and Mr. Barker qualifies as an "audit committee financial expert." In addition, the Board of Directors has determined that Mr. Barker qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Barker served as Vice Chairman-U.K. of PricewaterhouseCoopers LLP ("PwC") from 2008 to 2011. He was also responsible for PwC's strategy and business development for the geographic areas of Europe, the Middle East, Africa and India. Mr. Barker joined PwC in 1975 and became an audit partner in 1987. He then established PwC's private equity-focused Transactions Services business and led it globally. He joined the Management Board of PwC in the UK as Head of the Assurance Practice in 2002. In 2006, he became UK Managing Partner and served in that role until 2008.

        Finally, NYSE rules restrict directors that have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the Audit Committee. We believe that the members of the Audit Committee have no such relationships and are therefore independent for purposes of NYSE rules.

Director Compensation Strategy

        In accordance with our Articles of Association, directors who are employees of the Company do not receive compensation for Board of Directors service. At present, all of the directors except for Mr. Newman, the Company's Chief Executive Officer, are non-employees and receive compensation for Board of Directors service.

        We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board of Directors. The Board of Directors believes that any compensation method should be weighted more toward compensation in the form of equity in order to more closely align director compensation with shareholders' interests.

        In 2013, non-employee director compensation included the following fixed components:

Annual Retainer	$90,000	(1)
Additional Annual Retainer for Committee Chairmen
Audit Committee	$35,000
Compensation Committee	$20,000
Corporate Governance Committee, Finance Committee and Health Safety and Environment Committee	$10,000
Board Meeting Attendance Fee	$2,500	(2)
Committee Meeting Attendance Fee	$2,500	(3)
Grant of Deferred Units	$260,000	(4)

(1)
The Chairman of the Board of Directors received an annual retainer of $265,000.

(2)
The board meeting attendance fee was only paid for those meetings that were attended in excess of the four regularly scheduled board meetings.

(3)
The committee meeting attendance fee was only paid for those meetings that were attended in excess of the first four committee meetings.

(4)
Deferred units were granted to each non-employee director annually immediately following the Board of Directors meeting held in connection with our Annual General Meeting. On the date of grant, the deferred units had an aggregate value equal to $260,000 based upon the average of the high and low sales prices of our shares for each of the 10 trading days immediately prior to the date of grant. The deferred units vest on the date first to occur of (i) the first anniversary of the date of grant or (ii) the Annual General Meeting next following the date of grant, subject to continued service through the vesting date. Vesting of the deferred units is not subject to any performance measures.

        In addition, we pay or reimburse our directors' travel and incidental expenses incurred for attending Board of Directors, committee and shareholder meetings and for other Company business-related purposes.

 2013 Director Compensation

        In 2013, each non-employee member of the Board of Directors received the compensation described above.

        At our Board of Directors meeting held immediately after the 2013 Annual General Meeting of our shareholders, the Board of Directors granted 4,760 deferred units to each non-employee director in aggregate value equal to $260,000 based upon the average of the high and low sales prices of our shares for the 10 trading days immediately prior to the date of our Board of Directors meeting (calculated at $54.62 per share). The deferred units vest on the date first to occur of (i) the first anniversary of the date of grant; or (ii) the Annual General Meeting next following the date of grant, subject to continued service on the Board of Directors through the vesting date. Each non-employee director is required to acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the annual director retainer. Each non-employee director's vested deferred units generally are not settled until the termination of the non-employee director's service with the Company.

        The following summarizes the compensation of our non-employee directors for 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3)	Total ($)
Ian C. Strachan	215,398	257,183	47,665	520,246
Glyn A. Barker	110,000	257,183	14,428	381,611
Jagjeet S. Bindra	100,000	257,183	23,974	381,157
Thomas W. Cason	110,000	257,183	39,042	406,225
Vanessa C. L. Chang	110,000	257,183	17,643	384,826
Frederico F. Curado	61,126	257,183	7,997	326,306
Chad C. Deaton	107,500	257,183	17,643	382,326
Steve Lucas	142,500	257,183	23,974	423,657
Martin B. McNamara	117,500	257,183	47,665	422,348
Samuel Merksamer	58,626	257,183	7,997	323,806
Edward R. Muller	120,000	257,183	39,042	416,225
Robert M. Sprague	115,000	257,183	47,665	419,848
Tan Ek Kia	117,473	257,183	23,974	398,630
Michael Talbert	137,500	—	—	137,500

(1)
This represents the aggregate grant date fair value under accounting standards for recognition of share-based compensation expense for deferred units granted to our directors in 2013, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
The aggregate number of vested and unvested deferred units, stock appreciation rights and outstanding option awards at December 31, 2013 for each non-employee director was as follows: Mr. Barker, 8,588 unvested deferred units; Mr. Bindra, 4,426 vested and 9,844 unvested deferred units; Mr. Cason, options to purchase 7,640 shares, 7,640 SARs and 13,395 vested and 9,844 unvested deferred units; Ms. Chang, 1,914 vested deferred units and 8,588 unvested deferred units; Mr. Curado, 4,760 unvested deferred units; Mr. Deaton, 1,914 vested deferred units and 8,588 unvested deferred units; Mr. Lucas, 4,426 vested and 9,844 unvested deferred units; Mr. McNamara, 18,528 vested and 9,844 unvested deferred units; Mr. Merksamer 4,760 unvested deferred units; Mr. Muller, options to purchase 5,730 shares, 7,640 SARs and 13,395 vested and 9,844 unvested deferred units; Mr. Sprague, 18,528 vested and 9,844 unvested deferred units; Mr. Strachan, 18,528 vested and 9,844 unvested deferred units; and Mr. Tan, 4,426 vested and 9,844 unvested deferred units.

(3)
Represents dividend equivalents paid during 2013 on all vested and unvested deferred units.

        Additionally, the Board determined, on May 16, 2014, that Messrs. Bindra's, Cason's, Lucas' and Sprague's termination of service as members of our Board of Directors shall be treated as "retirement" under the Company's LTIP and, as a result of their retirement, all unvested Director Deferred Units held by them vested effective as of May 16, 2014.

        Following the Company's Annual General Meeting on May 16, 2014, non-employee director compensation was revised and currently includes the following fixed components:

Annual Retainer	$100,000	(1)
Additional Annual Retainer for Committee Chairmen
Audit Committee	$35,000
Compensation Committee	$20,000
Corporate Governance Committee, Finance Committee and Health Safety and Environment Committee	$10,000
Grant of Deferred Units	$210,000	(2)

(1)
The Chairman of the Board of Directors receives an annual retainer of $265,000.

(2)
Deferred units are granted to each non-employee director annually immediately following the Board of Directors meeting held in connection with our Annual General Meeting. On the date of grant, the deferred units have an aggregate value equal to $210,000, and, for the Chairman of the Board of Directors, an aggregate value equal to $260,000 based upon the average of the high and low sales prices of our shares for each of the 10 trading days immediately prior to the date of grant. The deferred units vest on the date first to occur of (i) the first anniversary of the date of grant or (ii) the Annual General Meeting next following the date of grant, subject to continued service through the vesting date. Vesting of the deferred units is not subject to any performance measures.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of July 22, 2014, of more than 5% of the Company's shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
Franklin Resources, Inc.	23,096,326	(2)	6.38%
One Franklin Parkway San Mateo, California 94403
PRIMECAP Management Company	22,515,775	(3)	6.22%
225 South Lake Ave. #400 Pasadena, CA 9110
Icahn Capital LP	21,477,900	(4)	5.93%
White Plains Plaza 445 Hamilton Avenue, Suite 1210 White Plains, New York 10601
BlackRock, Inc.	24,199,992	(5)	6.68%
40 East 52nd Street New York, NY 10022

(1)
The percentage indicated is based on the 362,183,657 outstanding shares at July 22, 2014.

(2)
The number of shares held by Franklin Resources, Inc. is based on a statement of significant shareholdings filed with the SIX Swiss Exchange on April 29, 2014. According to the filing, Franklin Resources, Inc., through various affiliates, has voting rights over 23,096,326 shares.

(3)
The number of shares is based on the Schedule 13G filed with the SEC on February 10, 2014 by PRIMECAP Management Company. According to the Schedule 13G, PRIMECAP Management Company has sole voting power over 7,774,431 shares, shared voting power over zero shares, sole dispositive power over 22,515,775 and shared dispositive power over zero shares.

(4)
The number of shares is based on the Schedule 13D/A filed with the SEC on November 10, 2013 by Icahn Capital L.P. with respect to itself, Carl C. Icahn and certain other affiliated entities of Carl C. Icahn. According to the filing, (i) High River Limited Partnership, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 4,295,579 shares; (ii) Hopper Investments LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 4,295,579 shares; (iii) Barberry Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 4,295,579 shares; (iv) Icahn Partners Master Fund LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,836,919 shares; (v) Icahn Partners Master Fund II LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 2,682,968 shares; (vi) Icahn Partners Master Fund III LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 1,181,104 shares; (vii) Icahn Offshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 10,700,991; (viii) Icahn Partners LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,481,330 shares; (ix) Icahn Onshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 6,481,330 shares; (x) Icahn Capital LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 17,182,321 shares;

  (xi) IPH GP LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xii) Icahn Enterprises Holdings L.P., a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xiii) Icahn Enterprises G.P. Inc., a Delaware corporation, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xiv) Beckton Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 17,182,321 shares; and (xv) Carl C. Icahn has shared voting power and shared dispositive power with regard to 21,477,900 shares. Carl C. Icahn, by virtue of his relationship to the other reporting persons, is deemed to beneficially own the shares which the other reporting persons directly beneficially own. According to the Schedule 13D/A, each of the reporting persons may have shared voting and/or dispositive power over all or some of such shares.

(5)
The number of shares held by BlackRock, Inc. is based on a statement of significant shareholdings filed with the SIX Swiss Exchange on July 22, 2014. According to the filing, BlackRock, Inc., through various affiliates, has voting rights over 24,199,992 shares.

 SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The table below shows how many shares each of our directors and the nominee, each of the Named Executive Officers included in the summary compensation section below and all directors and executive officers as a group beneficially owned as of July 1, 2014.

Name	Shares Owned(1)(2)	Shares Subject to Right to Acquire Beneficial Ownership(3)	Total Shares Beneficially Owned(2)(3)	Percent of Class(4)
Steven L. Newman	99,227	368,852	468,079	*
Esa Ikaheimonen	6,536	14,295	20,831	*
Allen M. Katz(5)	—	—	—
John B. Stobart	8,451	12,865	21,316	*
David Tonnel	19,150	58,010	77,160	*
Glyn A. Barker	2,984	4,760	7,744	*
Vanessa C.L. Chang	200	8,588	8,788	*
Frederico F. Curado	—	4,760	4,760
Chad C. Deaton(6)	1,000	8,588	9,588	*
Martin B. McNamara	24,651	38,256	62,907	*
Samuel J. Merksamer	—	4,760	4,760
Edward R. Muller(7)	6,647	25,145	31,792	*
Ian C. Strachan	9,379	26,458	35,837	*
Tan Ek Kia	—	12,356	12,356	*
Vincent J. Intrieri	—	—	—
Lars Sjöbring	—	—	—
Merrill A. "Pete" Miller, Jr.	—	—	—
All of directors and executive officers as a group (17 persons)	178,225	587,693	765,918	*

*
Less than 1%.

(1)
The business address of each director and executive officer is c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH-1214, Vernier, Switzerland. None of the shares beneficially owned by our directors or executive officers are pledged as security.

(2)
Includes shares held by Mr. Tonnel through the Transocean Employee Savings Plan (987).

(3)
Includes shares that may be acquired within 60 days from July 1, 2014 through the exercise of options held by Messrs. Newman (368,852), Ikaheimonen (14,295), Stobart (12,865), Tonnel (58,010), Muller (3,820), and all directors and executive officers as a group (457,842). Also includes (a) rights to acquire shares under our deferred compensation plan held by Mr. McNamara (11,798) and all directors and executive officers as a group (11,798); (b) vested deferred units held by Messrs. Deaton (8,588), McNamara (26,458), Muller (21,325), Strachan (26,458), Tan (12,356), Ms. Chang (8,588), and all directors and executive officers as a group (103,773). Does not include out-of-the-money SARs held by Mr. Muller (7,640), and all directors and executive officers as a group (7,640). The base prices of the SARs of $90.27 per share and $107.63 per share were above the closing price for our shares on the NYSE on June 30, 2014 of $45.03 per share.

(4)
As of July 1, 2014, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding shares.

(5)
Allen M. Katz resigned as interim Senior Vice President and General Counsel on February 28, 2014.

(6)
Includes 1,000 shares held in a joint account with his wife.

(7)
Includes 6,332 shares held in a family trust with Mr. Muller and his wife serving as trustees.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides an overview and analysis of Transocean's executive compensation program and policies, material compensation decisions and the key factors we considered in making those decisions. It includes specific information about the compensation earned or paid to the following persons who represent our named Executive Officers (as defined below) for 2013:

  •
  Steven L. Newman, President and Chief Executive Officer

  •
  Esa Ikaheimonen, Executive Vice President and Chief Financial Officer

  •
  John B. Stobart, Executive Vice President and Chief Operating Officer

  •
  Allen M. Katz, Interim Senior Vice President and General Counsel

  •
  David Tonnel, Senior Vice President, Finance and Controller

  •
  Ihab M. Toma, former Executive Vice President and Chief of Staff

        For purposes of this Compensation Discussion and Analysis, the term "Executive Officer" is as defined by Rule 3b-7 of the Securities Exchange Act of 1934, and the term "Executive Management Team" refers to designations made under Swiss law and the Company's organizational documents with respect to Messrs. Newman, Stobart and Ikaheimonen.

Executive Summary

  2013 Business Overview

        Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services and believes that it operates one of the most capable offshore drilling fleets in the world. As of March 18, 2014, Transocean owned or had partial ownership interests in, and operated a fleet of, 79 mobile offshore drilling units consisting of 46 high-specification floaters (ultra-deepwater, deepwater and harsh-environment drilling rigs), 22 midwater floaters and 11 high-specification jackups. In addition, the company had nine ultra-deepwater drillships and five high-specification jackups under construction.

        In 2013, we made further progress on key areas that are critical to the company's success, including the addition of contracts that contributed approximately $7.9 billion in backlog. Our industry-leading total backlog of over $27 billion provides the company with a solid foundation to weather what we expect to be challenging near-term market conditions resulting primarily from deferred customer demand.

        Full year 2013 net income attributable to controlling interest of $1.4 billion on total revenues of $9.5 billion increased versus 2012 due primarily to improved dayrates, contract commencement of our newbuild high-specification jackups and lower rig out-of-service time. However, these gains were offset by an increased number of idle rigs and lower revenue efficiency.

        Excluding contingencies related to the Macondo well incident our operating expenses for 2013 increased relative to 2012, due primarily to higher costs associated with certain shipyard projects and increased activity levels, including the three newbuild high-specification jackups that commenced operations during 2013.

        Our overall field operating performance in 2013 was below our expectations. We continue to take comprehensive actions to improve revenue efficiency and, while we have observed improvement, our results were inconsistent, resulting in a decline in revenue efficiency to 91.7 percent in 2013 from 93.0 percent in 2012. Our challenges during 2013 highlighted specific rigs and geographic regions where additional focus on operational improvement is required, and we are taking aggressive steps to make these improvements.

        We continued to execute on our asset strategy. In 2013 three newbuild high-specification jackups—Transocean Andaman, Transocean Ao Thai and Transocean Siam Driller—were placed into service with Chevron in Thailand. The rigs achieved revenue efficiency of greater than 100 percent for 2013 with zero recordable safety incidents.

        During the year, we also announced additional investments in our fleet. We were awarded a five-year contract by Chevron worth approximately $1.1 billion for the newbuild ultra-deepwater drillship, Deepwater Conqueror, scheduled for delivery in the second quarter of 2016. We also committed to shipyard contracts valued at approximately $1.2 billion to construct five Super B 400 Bigfoot Class jackup rigs with options for five additional jackups. We anticipate strong demand for these rigs as the renewal of the industry's jackup fleet continues. Further, during 2013 we made additional progress divesting non-core assets, selling eight non-strategic rigs for net cash proceeds of approximately $280 million.

        In the context of our balanced capital allocation strategy, we demonstrated our commitment to return excess cash to our shareholders. In 2013, the company proposed, and shareholders approved, a dividend of $2.24 per share, representing one of the industry's largest yields and highest implied pay-out ratios. Our Board of Directors recommended and our shareholders approved a $3.00 per share dividend at the 2014 Annual General Meeting, an approximately 34 percent increase.

        We made material progress in reducing key uncertainties that the company faces. Transocean started 2013 on a positive note by reaching a partial settlement with the United States Department of Justice to resolve certain claims against the company related to the Macondo well incident, an important step forward in this complex, ongoing case. We also resolved the two civil actions associated with the Frade field incident in Brazil and assumed no financial obligation, fault or liability in this settlement.

        We are working to narrow the margin differential between Transocean and its comparable peers by the end of 2015 through the implementation of onshore and offshore efficiency improvement initiatives. These initiatives are already yielding a more focused organization that delivers the highest level of support to our rig operations without compromising safety, operational integrity, or customer service. We also continue to take steps to further improve the company's balance sheet, including working towards the planned launch of an MLP-like vehicle later this year and completion of our $1 billion accelerated debt repayment program.

        Demonstrating our commitment to continuing to advance our technological capabilities, in 2013 we announced a three-year partnership with Shell to develop a next-generation blowout preventer ("BOP") control system. The system will be designed with the goal of eliminating BOP control system downtime.

        Finally, the company's safety performance in 2013 was very favorable. The Lost Time Incident Rate, down 48 percent from 2012, was the lowest in the history of the company. The Total Recordable Incident Rate equals our best-ever performance and represents a reduction of 17 percent year-on-year. We remain deeply committed to our company's vision of "an incident-free workplace all the time, everywhere" and will continue to focus on improvement, making the necessary investments to help ensure the well-being of our people on and off the job.

Shareholder Outreach and Compensation Program Changes

        At the 2013 Annual General Meeting, approximately 81% of the votes cast in person or by proxy were voted, on an advisory basis, to approve the compensation of our named Executive Officers for 2012.

        Following the 2013 Annual General Meeting, the Compensation Committee carefully considered the advisory vote result, solicited input from holders of approximately 20% of our shares, evaluated the positions of shareholder advisory groups and assessed changes in global governance and Swiss legislation in an effort to maintain executive compensation programs and practices that are appropriate for the Company and effective in rewarding executives, commensurate with our business results.

        As a result of these considerations, including our shareholder outreach, the following key changes were approved by the Compensation Committee, effective with respect to our 2014 executive compensation program:

  •
  we revised the industry peer group by which we benchmark compensation to eliminate companies with revenues greater than 250% or less than 30% of Transocean's;

  •
  we altered the mix of long-term incentive awards so that performance contingent deferred units now constitute half of the overall long-term incentive awards (compared to one third in 2013) and changed the performance conditions, so that performance will be measured based equally on relative total shareholder return and return on capital employed;

  •
  we implemented revised stock ownership guidelines to increase the amount of our shares that our Chief Executive Officer must own before selling any shares awarded to him under our Long-Term Incentive Plan (the "LTIP") to six times his base pay, compared to five times base pay in prior years;

  •
  we eliminated tax equalization benefits for the Company's Swiss-based expatriate Executive Management Team and Named Executive Officers;

  •
  we approved a one-time, cash payment to the Swiss-based Executive Management Team in order to settle tax liabilities incurred and estimated through 2013, honoring the Company's previous commitments; and

  •
  adopted employment agreements for the Executive Management Team to reflect the elimination of the tax equalization benefits to Swiss-based expatriate Executive Officers.

Minder Ordinance

        We are likely to continue to make additional changes to the structure of our executive compensation program in the future as a result of the Minder Ordinance. However, we expect to maintain our commitment to our compensation philosophy and principles while complying with any new Swiss statutory requirements. Of note, existing members of our Executive Management Team are grandfathered under current severance policy provisions through 2015.

2013 Company Performance and Pay Alignment

        The Compensation Committee considered the results of three key performance areas, specified at the beginning of 2013, when determining the outcomes of the variable, performance-based compensation under the Performance Award and Cash Bonus Plan for our Named Executive Officers for 2013.

  •
  Safety Performance:  30% of total target bonus amount; potential payouts ranging from 0% to 200%

  •
  Financial Performance:  50% of total target bonus amount; potential payouts ranging from 0% to 200%

  •
  Strategic Objectives:  20% of total target bonus amount; potential payouts ranging from 0% to 200%

Safety Performance

        Our business involves numerous operating hazards, and we are strongly committed to protecting our employees, our property and the environment. Our ultimate goal is expressed in our safety vision of "an incident-free workplace-all the time, everywhere." The safety performance targets for 2013 were approved by the Compensation Committee and are set at levels each year that are designed to motivate our executives to achieve continuous improvement in safety performance and to meet strict internal standards. Safety performance targets are recommended to the Compensation Committee by the Board's Health Safety and Environment Committee.

        The Compensation Committee measures our safety performance through a combination of Total Recordable Incident Rate ("TRIR"), Total Potential Severity Rate ("TPSR") and Process Safety and each component makes up one-third of the overall safety performance metric.

        The following charts show how different safety outcomes and our actual performance related to the formulaic payout amounts for TRIR, TPSR and Process Safety.

        Together, the safety metric outcomes resulted in a formulaic payout percentage for this measure of 44.9% of the total target bonus opportunity for each of the Named Executive Officers in 2013.

  Total Recordable Incident Rate

        TRIR is a safety performance metric recognized by the U.S. Occupational Safety & Health Administration and is used by companies across an array of different industries. We calculate TRIR based upon the guidelines set forth by the International Association of Drilling Contractors (the "IADC"), an industry group for the drilling industry. The IADC methodology calculates TRIR by taking the aggregate number of occurrences of work related injuries or illnesses that result in any of the following: (1) death, (2) a physician or licensed health care professional recommending days away from work due to the injury or illness, (3) an employee not being able to perform all of his or her routine job functions (but not resulting in days away from work), or (4) any other medical care or treatment beyond minor first aid. The TRIR is the number of such occurrences for every 200,000 employee hours worked.

        The Compensation Committee approved a TRIR target for 2013 of 0.73, which would represent further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TRIR Outcome to Target	Bonus Payout
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	75%
20% Shortfall	50%

        Any TRIR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the TRIR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TRIR metric. Our TRIR outcome for 2013 was 0.59, representing an improvement of just under 20% as compared to the target. For 2013 there were 108 total recordable incidents; none was a fatality. This resulted in a bonus payout for the TRIR metric of 196% of target for this component.

  Total Potential Severity Rate

        TPSR is an internally developed safety measure that we utilize to capture the potential severity of incidents over a period of time. TPSR is calculated by taking the sum of all potential severity values assigned to the incidents, multiplying that number by 200,000, then dividing that number by total employee hours worked. After the occurrence of an incident, the manager or managers responsible for the drilling unit or onshore facility where the incident took place complete an incident report that assigns a preliminary severity value to the incident. The Company also has an independent oversight and review process to evaluate and confirm the potential severity assigned to each incident. The severity value is derived by inputting data into our comprehensive severity calculator. For instance, for dropped objects, the height from which the item was dropped and the weight of the object are inputs into the severity calculator.

        In calculating TPSR for the 36,584,371 total fleetwide hours worked in 2013, there was an aggregate severity value of 4,436 assigned to incidents occurring in 2013, resulting in a fleetwide TPSR of 24.3. On a rig-by-rig basis, TPSR outcomes in 2013 ranged from a low of zero to a high of 107.4.

        The Compensation Committee approved a TPSR target for 2013 of 27.2, which would represent further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TRIR Outcome to Target	Bonus Payout
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	75%
20% Shortfall	50%

        Any TPSR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the TPSR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TPSR metric. Our TPSR outcome for 2013 of 24.3 represented an improvement of more than 10% as compared to the target. This resulted in a bonus payout for the TPSR metric of 153% of target for this component.

  Process Safety

        We believe prevention and mitigation management are a critical components to successfully improving our safety performance. Accordingly, in 2013, we added Process Safety as an internally developed safety measure to assess the management of major hazards in order to prevent or mitigate a major accident or significant event.

        We use industry standard definitions of significant events, which include:

  •
  Fire, explosion, release of a hazardous substance with serious injury or fatality

  •
  Major structural damage

  •
  Serious injuries/fatalities

  •
  Uncontrolled release of hazardous fluids

        To implement this safety measure, we began measuring the number of process safety events that are likely predictors or leading indicators of a potential significant event. The 2013 target for process safety events was established equal to the baseline of events that occurred on our installations in 2012. In 2013, the number of process safety events did not exceed the number of events during the prior year, therefore meeting target performance. In addition to the targets established based on prior year performance and industry practices, we are evaluating alternative objective measurements to further assess process safety and develop a methodology that we believe will drive continuous process safety improvement and measure our performance against accurate indicators for potential major hazards.

 Financial Performance

        Fifty percent of the target award opportunity for each Named Executive Officer under the 2013 Cash Bonus Plan was based upon our achievement of Cash Flow Value Added ("CFVA") relative to the CFVA delivered in 2012.

        The CFVA performance measure is designed to measure the generation of cash returns in excess of the Company's cost of capital. CFVA is equal to Earnings Before Interest, Depreciation and Amortization ("EBIDA") less a charge for Average Capital that is based on the weighted average cost of capital multiplied by Average Capital.

  •
  EBIDA is calculated as net income (loss) before extraordinary items, plus depreciation expense, plus (minus) net interest (income) expense, plus (minus) loss (gain), net of tax, on all unusual items, plus expenditures related to approved long-term investments.

  •
  Average Capital is equal to total equity, plus total long-term debt (book value), minus cash and cash equivalents, minus goodwill, plus capitalized lease obligations under GAAP (short and long term), plus accumulated depreciation on fixed assets, plus incremental capital expenditures during the year, minus capital expenditures related to newbuilds and other approved long-term investments.

  •
  For the purpose of calculating CFVA in 2013, the weighted average cost of capital was set at 9 percent at the start of the year.

        For 2013, we modified the method for setting the CFVA target to improve the relationship between expected payouts and returns for shareholders. Performance was calculated on a sliding scale that measures our CFVA improvement in 2013 relative to our CFVA performance in 2012, adjusted to ensure consistency in the year-over-year calculation. This modified approach more strongly focuses management on improving the CFVA generated from our existing assets, disposing of assets with poor CFVA generation prospects and making investments that build our company and enable us to deliver long-term improvements in performance. Under this model, if management delivers performance to earn the weighted average cost of capital on the increase in Average Capital, then our CFVA will be the same as in the prior year, which will provide a target bonus for this performance measure. If our CFVA improves by an amount equal to or greater than 4 percent of the Average Capital at the end of the prior year, then a bonus equal to 200% of the target bonus will be earned for this performance measure. Similarly, if our CFVA declines by an amount equal to or greater than 4 percent of the Average Capital at the end of the prior year, then a bonus equal to 0% of the target bonus will be earned for this performance measure. The bonus multiple will be determined on a straight line basis between these end points.

        We achieved a CFVA of $394 million in 2013, which resulted in a payout of 88% of the target bonus amount for this performance component, in accordance with this methodology, and a formulaic payout percentage for this measure of 43.8% of the total target bonus opportunity for each of the Named Executive Officers.

Strategic Objectives

        Recognizing the importance of making progress toward achieving our vision of delivering outstanding value to our customers and our shareholders, the Performance Award and Cash Bonus Plan for 2013 also included specific goals related to execution excellence. In 2013, the Compensation Committee approved the following strategic corporate objectives:

  •
  Operational Excellence as measured by 93% revenue efficiency.

  •
  Project Excellence as measured by the delivery of planned shipyard projects within budgeted Net Cash Impact (NCI) of $1,399.6 million.

        These strategic corporate objectives represent 20% of the total target bonus amount, with potential payouts ranging from 0% to 40% of the total target bonus amount based on actual performance.

        Without applying a specific formula, the Compensation Committee assessed the Company's overall performance against these Strategic Objectives to be 41% of target, which resulted in a payout of 4.1% of the target bonus amount for this performance measure for each of the Named Executive Officers in 2013.

Actual Bonus Plan Compensation for 2013

        Based on the performance measures described above and using the pre-determined weighting assigned to each measure by the Compensation Committee, the formulaic bonus outcome for each of our Named Executive Officers was 92.8% of targeted bonus opportunity under the Performance Award and Cash Bonus Plan for 2013. The components of this total bonus payout under the Performance Award and Cash Bonus Plan for 2013 are as follows:

Performance Measure	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Safety Performance	0%	30%	60%	44.9%
Financial Performance	0%	50%	100%	43.8%
Strategic Objectives	0%	20%	40%	4.1%

Total				92.8%

Long-Term Incentive Compensation for 2013

        In 2013, the Compensation Committee evaluated the Company's total shareholder return (TSR) relative to the Performance Peer Group for the three-year performance period from January 1, 2011 through December 31, 2013 and determined that the Company's performance fell below threshold.

        Threshold performance is total shareholder return equal to or above the 25th percentile of the Performance Peer Group, at which 25% of the target award is earned. Performance below the 25th percentile results in no award being earned.

        The result of this determination by the Compensation Committee was that no performance-contingent deferred units ("CDU's") were earned, and the CDUs granted to executives for the 2011-2013 performance period were canceled for no value. For additional information, see "Executive Compensation Components—Long Term Incentives" below.

CEO Target vs. Realized Pay

        Consistent with our philosophy of aligning the interests of our Executive Officers with those of our shareholders by basing the majority of compensation on achieving desired performance outcomes, the actual total compensation values received by our Executive Officers in recent years have fallen below targeted and competitive market levels (and significantly below these levels with respect to 2011 and 2013). This is primarily a result of the lack of appreciation in the Company's share price and below-target total shareholder return relative to our peers.

        In contrast to the information reported in the Summary Compensation Table, which reflects the grant date fair value for stock awards, we believe that realizable pay provides a better picture of the amounts actually earned.

        The graph below illustrates the effect of our performance-based compensation programs on the total compensation of our Chief Executive Officer.

CEO Target Compensation vs. Realized Compensation as of December 31, 2013
as compared to annual Total Shareholder Return

Total Shareholder Return is calculated assuming that all dividends are reinvested on the date of payment.

        The compensation delivered or deliverable for each year was calculated as of December 31, 2013 based on (a) amounts paid under the Performance Award and Cash Bonus Plan, (b) amounts for performance-contingent deferred units that would be receivable if the performance period had ended on December 31, 2013, (c) the intrinsic value of stock options granted in the applicable year based on our closing price of $49.42 on December 31, 2013 and (d) for deferred unit grants, the value of the shares as of December 31, 2013. For additional information, see "Executive Compensation Components—Long Term Incentives" below.

        The final actual LTIP values for 2012 and 2013 have not been determined, since the performance periods for the contingent deferred unit awards in those years will end at December 31, 2014 and 2015, respectively. If our performance relative to peers improves between now and the end of the performance period, the realized LTIP values shown for 2012 and 2013 in the chart above would increase, possibly significantly. In addition, any change in our share price compared to our share price on December 31, 2013 would impact the stock option and deferred unit values under the LTIP.

Executive Compensation Program Principal Objectives

        The objective of our compensation program is to align pay with performance. The program is designed to attract, motivate and retain superior executive talent in the geographic locations necessary to support our global operations. The program is also designed to provide our executives with a competitive compensation package that rewards performance against specific identified financial, strategic and operational goals that the Compensation Committee believes are critical to the Company's long-term success and the achievement of sustainable long-term total return to our shareholders.

        In designing our executive compensation program, we are guided by the following principal objectives:

  •
  positioning each element of total direct compensation at approximately the median of our peer companies;

  •
  aligning annual incentive compensation with financial and strategic objectives; and

  •
  rewarding absolute and relative performance in TSR through long-term equity incentive awards.

        The Compensation Committee believes the principal elements of the compensation program of base salary, cash-based annual incentive compensation and equity-based long-term incentive compensation achieve our objective of pay to performance alignment by delivering the vast majority of executive pay as performance-based, 'at-risk' incentive compensation that is designed to balance short-term annual results and the long-term multi-year success of the Company and build long-term shareholder value without excessive risk-taking.

Executive Compensation Setting

        We believe that our executive compensation program must be continuously monitored to ensure that we provide the opportunity for each of our Named Executive Officers to receive competitive compensation without providing an incentive for excessive risk-taking. The Compensation Committee annually reviews the total compensation and each component of compensation that may be paid or awarded to each of our Named Executive Officers and compares the total compensation and each component of compensation:

  •
  externally against the amounts paid to Executive Officers holding comparable positions at companies with which we compete for executive talent; and

  •
  internally for purposes of ensuring internal equity.

        We regularly assess our compensation programs to ensure they are appropriate within our industry sector and among companies in other industries that are of comparable size, international scope and organizational complexity. We also seek to provide a direct link to enhancing shareholder value and achieving our vision and business strategy.

        The Compensation Committee employs two peer groups for setting executive compensation. The 'Peer Group' is used to assess the competitiveness of the compensation of our Named Executive Officers and the 'Performance Peer Group' is used to evaluate the relative performance of our Company.

Peer Group

        We compete for executive talent across many different sectors around the world. Our primary competitive market generally includes other companies in the energy industry (oil and gas companies, offshore drilling companies and other energy services companies). In making compensation decisions for the Named Executive Officers, each element of their total direct compensation is compared against published compensation data.

        In 2014, the Compensation Committee eliminated from the Peer Group companies with revenues greater than 250% or less than 30% of Transocean's in order to evaluate our compensation practices against companies with which we are more closely aligned based on size, market capitalization, geographic reach and industry segment.

        The Peer Group for 2013 is comprised of the following companies:

• Anadarko Petroleum Corporation	• Diamond Offshore Drilling, Inc.	• National Oilwell Varco, Inc.
• Apache Corporation	• Encana Corporation	• Noble Corporation plc
• Baker Hughes Incorporated	• Ensco plc	• Noble Energy, Inc.
• BG Group plc	• EOG Resources, Inc.	• Petrofac Limited
• Cameron International Corporation	• FMC Technologies, Inc.	• Seadrill Limited
• Canadian Natural Resources Limited	• Halliburton Company	• Talisman Energy Inc.
• Chesapeake Energy Corporation	• Marathon Oil Corporation	• Weatherford International Ltd.
• Devon Energy Corporation	• Nabors Industries Ltd.

        In addition, we consider the compensation practices of non-energy general industry peers of comparable size and international scope in setting executive compensation levels and use general industry data as a secondary market reference. These non-energy general industry peers are expected to vary from year-to-year based on changes in the marketplace and the availability of published survey data for companies that meet the defined size, international scope and organizational structure criteria.

        Competitive market data for the Peer Group are compiled both from published compensation surveys and from information disclosed publicly by each company for the prior year. Data for comparable non-energy general industry peers are obtained from published surveys. Our target market position is determined based on the data believed to be most relevant for a given position. For example, the Peer Group data is weighted more heavily for operations roles, and general industry data is weighted more heavily for executives overseeing administrative functions. However, in accordance with our pay-for-performance philosophy, the Peer Group data is the primary reference for assessing short-term and long-term incentive compensation levels.

        Each element of compensation and the total direct compensation for each of the Named Executive Officers is compared to the estimated market median for his or her position.

Performance Peer Group

        The Compensation Committee established the Performance Peer Group in order to evaluate the Company's total shareholder return relative to that of companies considered to be direct business competitors and competitors for investment capital. The Performance Peer Group consists of:

• Baker Hughes Incorporated	• Noble Corporation plc
• Diamond Offshore Drilling, Inc.	• Rowan Companies Inc.
• Ensco plc	• Schlumberger Limited
• Halliburton Company	• Seadrill Limited
• Nabors Industries Ltd.	• Weatherford International Ltd.
• National Oilwell Varco Inc.

Executive Compensation Components

        Our executive compensation program is designed to meet the objectives of our compensation philosophy, including by tying a significant portion of each executive's compensation to Company and individual performance.

        The following table summarizes the purpose and key characteristics of each component of our executive compensation program.

Compensation Element	Purpose	Key Characteristics
Base Salary	To provide a base level of income, targeting the market median for executive talent. Individual circumstances may result in base salaries above or below market median.	Fixed compensation. Reviewed annually and adjusted as appropriate.

Compensation Element	Purpose	Key Characteristics
Annual Performance Bonus	Motivate executives to achieve our short-term business objectives and reward contributions toward the achievement of pre-established performance goals.

Variable compensation. Based on corporate performance compared to pre-established performance goals. Award potential ranges from 0% to 200% of target. The target annual performance bonus, as a percentage of base salary, was adjusted downward for all executives in 2013.

Long-Term Incentive—Contingent Deferred Units

Align the interests of our executives with those of our shareholders by creating a direct correlation between realized pay and increased shareholder return relative to performance peers over the long-term.

Variable compensation. The number of earned units is based on relative total shareholder return during three-year performance periods. No units were earned for the three-year performance period ending in 2013.

Long-Term Incentive—Stock Options	Motivate executives to contribute to long-term increases in shareholder value. To retain executives by mitigating swings in incentive values.	Variable compensation. Long-term award with ratable vesting over three years that provides a straight-line, direct correlation between realized pay and increases in shareholder value.
Long-Term Incentive—Deferred Units	Motivate executives to contribute to long-term increases in shareholder value. To retain executives by mitigating swings in incentive values.	Variable compensation. Long-term award with ratable vesting over three years that provides a direct correlation between realized pay and increases in shareholder value.
Expatriate Benefits	To assist expatriate executives with part of the additional burden of an overseas posting.	Fixed compensation. Provided to expatriate executives as housing, dependent education, cost of living and automobile allowances. Tax equalization benefits for these allowances have been eliminated.
Other Compensation	Provides benefits that promote employee health and welfare, assist executives in carrying out their duties and increase productivity.	Indirect compensation elements consisting of health and welfare plans and minimal perquisites.
Post-Employment	To provide a measure of financial security in the event an executive's employment is terminated without cause.

Fixed compensation. Severance benefits, to the extent permissible under Swiss law, are provided pursuant to the Executive Severance Policy and are not payable in the event of a termination for cause or a voluntary resignation without good reason.

        In assessing the reasonableness of the total direct compensation of the Named Executive Officers, particularly the compensation of our Chief Executive Officer, the Compensation Committee considered that the amount and mix of compensation provided a direct link to creating sustainable long-term shareholder value, achieving our vision and business strategy, and advancing the core principles of our compensation philosophy and objectives without excessive risk.

Base Salary

        Our Named Executive Officers receive base salaries constituting a basic level of compensation for services rendered during the year. The base salaries of our Named Executive Officers are determined by the Compensation Committee upon each officer's initial hire and reviewed in connection with a promotion or other change in job responsibility. Each base salary is also reviewed by the Compensation Committee annually thereafter, both individually and, for internal pay equity purposes, relative to other Executive Officers. Base salary adjustments are made to reflect our desired position in the competitive market.

        The Compensation Committee reviewed the base salaries of the Named Executive Officers and gave consideration to recommendations from our Chief Executive Officer regarding the Named Executive Officers other than himself, competitive compensation information based on Peer Group and other survey data, the job responsibilities, performance, and expected future contributions of each Named Executive Officer, and our compensation philosophy and objectives. Considering input from its compensation consultant, the Compensation Committee approved the following base salaries (or US$ base salary reference) for the individuals listed below, effective March 1, 2013:

Executive	2013 Base Salary	Increase over 2012
Mr. Newman	$1,200,000	4%
Mr. Ikaheimonen(1)	$730,000	4%
Mr. Stobart	$635,000	3%
Mr. Tonnel	$425,000	6%
Mr. Toma(1)	$635,000	3%

(1)
Base salary was converted from CHF using the CHF: US$ average 2013 exchange rate of .927

        The Compensation Committee did not review the base salary of Mr. Katz, as his $600,000 base salary was previously approved under the terms of his employment agreement as Interim Senior Vice President and General Counsel. See "Employment Agreement with Allen Katz" below.

Annual Performance Bonus

        Our Performance Award and Cash Bonus Plan (the "Bonus Plan") is a goal-driven plan that provides participants, including the Named Executive Officers, with the opportunity to earn annual cash bonuses based on performance as measured against predetermined performance objectives. Individual target award levels, expressed as percentages of the participants' base salaries, are established by the Compensation Committee at the beginning of the year. The target award opportunities under the Bonus Plan, when combined with base salaries, are intended to position the participants, on average, to earn total cash compensation approximating competitive market median levels. Performance above and below the target provides the opportunity for participants to earn total annual cash compensation above the competitive market median when warranted by above-target performance, up to a designated maximum, or the possibility of earning total annual cash compensation below the median for below-target performance.

        Under the Bonus Plan for 2013, each Named Executive Officer had a potential payout range of 0% to 200% of his individual target award opportunity. In February 2013, the Compensation Committee established a 2013 target bonus opportunity for each of the following named Executive Officers, which is expressed as a percentage of base salary, as follows:

Mr. Newman	125%
Mr. Ikaheimonen	80%
Mr. Stobart	100%
Mr. Tonnel	60%
Mr. Toma	80%

        The Compensation Committee did not review the bonus opportunity of Mr. Katz, as his 80% of base salary target bonus opportunity is not subject to the performance objectives of the Bonus Plan and was approved under the terms of his employment agreement as Interim Senior Vice President and General Counsel. See "Employment Agreement with Allen Katz" below.

 Long-Term Incentives

        We establish competitive long-term incentive opportunities for our Named Executive Officers that motivate achievement of long-term operational goals and increased total shareholder return, align the interests of participants with those of shareholders and vary in the ultimate actual value of the awards based on the Company's actual total shareholder return and stock price appreciation.

        To provide an appropriate balance of incentives tied to performance, three types of long-term equity instruments are utilized. The forms of equity awards and their weightings made to our Named Executive Officers are discussed below, and the targeted values of all long-term incentive awards (including stock options and time-vested and performance-vested deferred units) granted to the Named Executive Officers in 2013 were as follows:

Mr. Newman	$7,200,000
Mr. Ikaheimonen	$2,500,000
Mr. Stobart	$2,250,000
Mr. Tonnel	$1,200,000
Mr. Toma	$2,000,000

        Under the terms of his employment agreement, Mr. Katz did not receive equity awards in 2013. See "Employment Agreement with Allen Katz" below.

  Contingent Deferred Units

        CDUs were granted to Named Executive Officers as part of the Company's 2013 annual long-term incentive grants. Each CDU represents one share and is based on a three-year performance cycle from January 1, 2013 through December 31, 2015. The number of CDUs ultimately earned by a Named Executive Officer is based on the total shareholder return of the Company relative to the Performance Peer Group, as determined by the Compensation Committee.

        Threshold performance is total shareholder return equal to or above the 25th percentile of the Performance Peer Group, at which 25% of the target award is earned. Performance below the 25th percentile results in no award being earned. Target performance is equal to or above the median of the Performance Peer Group, at which 100% of the target award is earned. At maximum performance, which is considered to be at or above the 75th percentile of the Performance Peer Group, 175% of the target award is earned. Upon vesting, each CDU, together with a cash payment equal to any dividends or equivalents accrued during the performance cycle for earned and vested shares, will be distributed to the Named Executive Officer.

        The target value of the 2013 CDU grants to each of the Named Executive Officers was approximately one-third (33%) of each officer's total 2013 long-term incentive award target value.

  Stock Options

        Nonqualified stock options were granted to the Named Executive Officers as part of the 2013 annual long-term incentive grants. The options were granted with an exercise price equal to the fair market value of the Company's shares on the grant date and vest over a three-year schedule (ratably one-third each year) with a ten-year term.

        The target value of the 2013 stock option grants to each of the Named Executive Officers was approximately one-third (34%) of each officer's total 2013 long-term incentive award target value. The Board did not grant stock option awards in 2014.

  Deferred Units

        Time-vested deferred units ("DUs") were granted to all Named Executive Officers as part of the 2013 annual long-term incentive grants. Each DU represents one share and vests over a three-year schedule (ratably one-third each year), contingent on continued service.

        The target value of the 2013 DU grants to each of the Named Executive Officers was approximately one-third (33%) of each officer's total 2013 long-term incentive award target value.

Employment Agreement with Allen Katz

        We entered into an employment agreement with Mr. Katz in connection with his service as our Interim Senior Vice President and General Counsel. The agreement provides for, among other things, a base salary of $50,000 per month, a target bonus of 80% of Mr. Katz' base salary during the term of his service under the agreement (in lieu of participation in the Bonus Plan), contingent upon the satisfaction of his duties under the agreement, and the grant of 32,328 deferred units. Under the agreement, 50% of these deferred units were to be earned if Mr. Katz remained employed by us until June 30, 2013 or was terminated by us or by mutual agreement prior to such date, and the remaining 50% of the deferred units were to be earned on a pro-rated basis, determined by dividing the number of days of employment following June 30, 2013 by 184. Any of these deferred units actually earned shall vest and be payable in three equal installments on the three anniversaries following the date of grant. Mr. Katz is not eligible to participate in our Executive Severance Policy.

Employment Agreements with Members of Executive Management

        In connection with the implementation of the Minder Ordinance, we entered into certain employment agreements with members of the Executive Management Team in December 2013 to memorialize prior arrangements in effect with them.

        Mr. Newman entered into an employment agreement with us pursuant to which he will receive a monthly salary of $100,000 and his annual cash bonus target under the Bonus Plan will be 125% of his base salary. Mr. Newman also will be eligible for awards under the LTIP and his annual long-term incentive award target will be 600% of his base salary. The Compensation Committee, in its sole discretion, may also grant Mr. Newman a supplemental LTIP award in consideration of his performance of services as a resident of Switzerland. In addition, Mr. Newman will receive normal expatriate allowance benefits related to his assignment to our offices in Geneva.

        Mr. Stobart entered into an employment agreement with us pursuant to which he will receive a monthly salary of $52,917 and his annual cash bonus target under the Bonus Plan will be 100% of his base salary. Mr. Stobart also will be eligible for awards under the LTIP and his annual long-term incentive award target will be 350% of his base salary. The Compensation Committee, in its sole discretion, may also grant Mr. Stobart a supplemental LTIP award in consideration of his performance of services as a resident of Switzerland. In addition, Mr. Stobart will receive normal expatriate allowance benefits related to his assignment to our offices in Geneva.

        Mr. Ikaheimonen entered into an employment agreement with us pursuant to which he will receive a monthly salary of CHF 57,062 and his annual cash bonus target under the Bonus Plan will be 80% of his base salary. Mr. Ikaheimonen also will be eligible for awards under the LTIP and his annual long-term incentive award target will be 350% of his base salary. The Compensation Committee, in its sole discretion, may also grant Mr. Ikaheimonen a supplemental LTIP award in consideration of his performance of services as a resident of Switzerland. In addition, Mr. Ikaheimonen will receive normal expatriate allowance benefits related to his assignment to our offices in Geneva.

        We have agreed in each of these employment agreements to propose alternative terms during the fourth quarter of 2015 to achieve compliance with the Minder Ordinance by January 1, 2016, and the members of the Executive Management Team have agreed to cooperate to reach acceptable terms in compliance with such legislation.

 Expatriate Benefits

        For our Named Executive Officers who accept an international assignment, we also provide some expatriate benefits, including relocation expenses, housing, car and cost of living allowances, and educational expenses for dependent children. The types and values of these mobility benefits for each Named Executive Officer are included in the Summary Compensation Table under "All Other Compensation" and described in the notes to that table.

        Historically, the Company has been responsible for income and social tax liabilities due on these allowances, as well as for any Swiss wealth tax that may be assessed on an executive. Until December 31, 2013, the Company also provided tax equalization benefits to the Executive Officers based in Switzerland who are U.S. nationals, pursuant to the Company's tax equalization policy.

        Beginning in 2014, following our decision to suspend these tax equalization and tax protection benefits, our expatriate executives will receive a supplemental equity award to partially offset the loss of these benefits. We believe these supplemental equity awards will be consistent with our pay-for-performance philosophy and will also have a retention benefit, without increasing the total cost of compensation.

Indirect Compensation

        In addition to base salary and annual and long-term incentive compensation, we offer other indirect compensatory arrangements to our executives. These indirect elements of executive compensation are not performance-based and are offered as part of the overall compensation package to ensure that the package is competitive with other companies with which we compete for talent. Below is a summary of the principal indirect elements of compensation for our Named Executive Officers.

  Health, Welfare and Retirement

        Our Named Executive Officers are eligible for Company-wide benefits on substantially the same basis as other full-time employees, including savings, pension, medical, and life insurance benefits. Our Named Executive Officers also receive a supplemental life insurance benefit equal to four times covered annual earnings. This benefit is capped at a maximum of $1 million for Named Executive Officers on the U.S. payroll, with no cap applicable to the Named Executive Officers not on the U.S. payroll. In addition, we make a supplemental pension plan available to employees (including the Named Executive Officers) to make up for benefits that otherwise would be unavailable due to Internal Revenue Service ("IRS") limits on qualified plans.

  Perquisites

        We offer limited perquisites as a recruiting and retention tool. Each of our Named Executive Officers may receive up to $5,000 in financial planning. Our Named Executive Officers are also eligible to receive reimbursement for club membership dues and an annual physical exam paid by the Company. The amount of these perquisites was taxable to the Named Executive Officers in 2013.

        The Compensation Committee annually reviews the nature and amount of the perquisites and other personal benefits provided to each of our Named Executive Officers to ensure that such perquisites are reasonable and competitive with market practice.

Post-Employment Compensation

        We believe that the competitive marketplace for executive talent and our desire to retain our Executive Officers require us to provide our Executive Officers with a severance package. Each of our Executive Officers only receives severance benefits in the event we choose to terminate the Executive Officer at our convenience. Currently, all Named Executive Officers, except Mr. Katz, are covered under our executive severance benefit policy, which provides for specified payments and benefits in the event of a termination at our convenience. Mr. Katz's employment and separation terms are governed by his employment agreement as Interim Senior Vice President and General Counsel. See "Employment Agreement with Allen Katz" above.

        The benefits provided in the event of an involuntary termination under the terms of our executive severance benefit policy include a cash severance benefit limited to 52 weeks of base salary; a pro rata share of the termination year's targeted award level under the Bonus Plan for such Named Executive Officer, as determined by the Compensation Committee, treatment of long-term incentive awards under the convenience-of-company termination provision as provided for in the terms and conditions of each award (as more fully described under "Executive Compensation-Potential Payments Upon Termination or Change of Control"); and outplacement services not to exceed 5% of the base salary of the Named Executive Officer.

        We also believe that the interests of our shareholders are served by including a double-trigger change-of-control provision in the Bonus Plan and the Long-Term Incentive Plan for Named Executive Officers who would be integral to the success of, and are most likely to be impacted by, a change of control. By requiring two triggering events to occur, we believe that those Executive Officers who remain with us through a change of control will be appropriately focused while those who depart as a result of a change of control will be appropriately compensated. The types of payments that will be made to our executives, along with estimated values as of December 31, 2013, are described under "Executive Compensation—Potential Payments Upon Termination or Change of Control."

        The Compensation Committee periodically reviews severance packages offered to the Executive Officers to ensure the benefits are aligned with the prevailing market practices. In order for a Named Executive Officer to receive the benefits described above, the Named Executive Officer must first sign a release of all claims against us and enter into a confidentiality agreement covering our trade secrets and proprietary information.

        The Minder Ordinance will require changes to some of the post-employment compensation features described above in relation to our Executive Management Team. With respect to existing members of our Executive Management Team, full compliance with the requirements of the Minder Ordinance must be achieved by January 1, 2016. For any new members of the Executive Management Team, the limitations of the Minder Ordinance with respect to severance would apply immediately.

Executive Compensation Governance

        The Compensation Committee is responsible for the executive compensation program design and decision-making process. The Compensation Committee solicits input from the independent members of the Board of Directors, the Chief Executive Officer and other members of management, and its independent compensation consultant to assist it with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

Compensation Committee

        The Compensation Committee, composed solely of Board members who (a) are not employees of the Company, (b) meet the independence requirements of the New York Stock Exchange, and (c) meet the qualifications of outside directors under Section 162(m) of the U.S. Internal Revenue Code, is responsible for overseeing our executive compensation and long-term incentive programs. Specifically, the Compensation Committee is responsible for:

  •
  reviewing and approving the target and actual compensation paid to and the benefit levels received by our Executive Officers and other officers at or above the Senior Vice President level;

  •
  annually establishing focus areas for our Chief Executive Officer, annually evaluating all aspects of our Chief Executive Officer's performance in light of these focus areas (with the participation of all non-executive members of our Board of Directors), and setting our Chief Executive Officer's compensation based on this evaluation and after reviewing data concerning compensation practices in the competitive market;

  •
  establishing and approving our executive compensation plans and arrangements to provide benefits to our Executive Officers and other officers at or above the Senior Vice President level in accordance with the goals and objectives of the Company as established by the Board of Directors;

  •
  administering the Company's Long-Term Incentive Plan, including determining plan eligibility and approving individual awards for all plan participants;

  •
  administering the Company's Performance Award and Cash Bonus plan and approving individual awards for all executive officers;

  •
  considering and approving executive employment and, to the extent permissible under Swiss law, severance agreements or other contractual agreements that may be entered into with our Executive Officers (which shall not include "single-trigger" change-in-control agreements);

  •
  reviewing and discussing this Compensation Discussion and Analysis with our management and, based upon such review and discussion, recommending to our Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for our Annual General Meeting; and

  •
  assessing the risks associated with the Company's compensation arrangements.

        The Compensation Committee currently consists of four directors: Tan Ek Kia, Chairman, Frederico F. Curado, Martin B. McNamara. Additionally, Vincent J. Intrieri was elected at the 2014 Annual General Meeting to replace retiring-director Robert M. Sprague.

The Independent Compensation Consultant

        To assist it in discharging its responsibilities, the Compensation Committee engaged an independent executive compensation consulting firm, Pay Governance LLC, which advised the Compensation Committee on executive compensation matters for 2013.

        In order not to impair the independence of the Compensation Committee's compensation consultant or to create the appearance of such an impairment, the Compensation Committee adopted a policy that any compensation consultant to the Compensation Committee may not provide other services to the Company in excess of $100,000. Neither Pay Governance nor any of its affiliates provided the Company with any other services in 2013. In August 2013, the Compensation Committee assessed whether the work of Pay Governance for the Compensation Committee during 2013 raised any conflict of interest, including by conducting a review of a number of independence factors, which included the factors set forth under Rule 10C-1 of the Securities Exchange Act, and the Compensation Committee concluded that no conflict of interest was raised that would prevent Pay Governance from independently representing the Compensation Committee.

        In advising the Compensation Committee, the compensation consultant reports to and acts at the direction of the Compensation Committee. The Compensation Committee directs the compensation consultant in the performance of its duties under its engagement to provide certain guidance on an ongoing basis, including:

  •
  expertise on compensation strategy and program design;

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  information relating to the selection of the Company's peer group;

  •
  relevant market data and alternatives to consider when making compensation decisions;

  •
  assistance in establishing and updating annual and long-term incentive guidelines;

  •
  periodic reviews of the total executive compensation program; and

  •
  support and advice as the Compensation Committee conducts its analysis of and makes its decisions regarding executive compensation.

        The Compensation Committee does not necessarily adopt all recommendations given by the compensation consultant but uses the consultant's work as a reference in exercising its own judgment with respect to its own executive compensation actions and decisions.

        The compensation consultant participates in every meeting of the Compensation Committee and meets privately with the Compensation Committee at the Compensation Committee's request. Our management provides information to the consultant but does not direct or oversee its activities with respect to our executive compensation program.

Other Advisors

        From time to time, management engages other advisors to assist it in providing advice to the Compensation Committee regarding executive compensation matters. Such advisors have included, among others, an outside corporate law firm to provide advice regarding various legal issues, financial analysts to examine relevant performance metrics and an outside actuarial firm to evaluate benefits programs. The Compensation Committee evaluates these advisors for independence on an annual basis.

Management

        Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer's conclusions and recommendations, including his conclusions and recommendations with respect to base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our Performance Award and Cash Bonus Plan, are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other officers at or above the Senior Vice President level. The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any Executive Officer, including reducing or increasing the payment amount for one or more components of such awards.

        Officers and other employees in our human resources department assist our Chief Executive Officer with his recommendations and develop and present other recommendations regarding compensation to the Compensation Committee as needed. Our officers and other employees participate in Compensation Committee discussions in an informational and advisory capacity and have no authority in the Compensation Committee's decision-making process.

Additional Executive Compensation Information

  Use of Tally Sheets

        The Compensation Committee reviews compensation tally sheets, prepared by management, that present comprehensive data on the total compensation and benefits package for each of our Named Executive Officers. Tally sheets include all current compensation obligations, as well as additional analyses with respect to hypothetical terminations to consider the Company's obligations under such circumstances. The Compensation Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved, but rather to evaluate the Company's obligations under the various programs.

  Stock Ownership Guidelines for Executive Officers

        We believe it is important for our Named Executive Officers to build and maintain an appropriate minimum equity stake in the Company. The Company's stock ownership guidelines for Named Executive Officers are intended to further align executives' interests with the interests of our shareholders. Under these guidelines, subject to a provision to allow the sale of up to 50% of any vesting stock prior to coming into compliance with ownership requirements, each of our Named Executive Officers must own an amount of shares equivalent to the following prior to selling any shares granted under the LTIP to such Named Executive Officer:

CEO	6x base pay
President and Executive Vice President	3x base pay
Senior Vice President	2x base pay
Vice President	1x base pay

        In 2013, the stock ownership guidelines were revised to increase the amount of shares our CEO must hold to six times his base salary, as opposed to five times base salary in previous years. Compliance with this policy is reviewed by the Compensation Committee and executives must certify their compliance on an annual basis. The Compensation Committee may exercise its discretion in response to any non-compliance with this policy.

  No Hedging of Company Stock

        In order to discourage our Executive Officers and directors from hedging their long positions in the Company's shares, we have a policy that prohibits any of our Executive Officers and directors from holding derivative instruments tied to our shares, other than derivative instruments that may be issued by us.

        Additionally, our Executive Officers and directors are prohibited from hedging, engaging in short sales and holding our shares in margin accounts and must certify compliance with the hedging and pledging provisions of our Insider Trading Policy on an annual basis.

  Executive Compensation Recoupment Policy

        Under the Incentive Compensation Recoupment Policy, the Company is authorized to recover or adjust incentive compensation to the extent the Compensation Committee determines that payments or awards have exceeded the amount that would otherwise have been received due to a restatement of our financial statements or if the Compensation Committee determines that an executive has engaged in, or has knowledge of, and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirement.

  Tax Impact on Compensation

        To the extent attributable to our United States subsidiaries and otherwise deductible, Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the tax deduction that United States subsidiaries can take with respect to the compensation of designated Executive Officers, unless the compensation is "performance-based."

        Under the LTIP, the Compensation Committee has the discretion to award performance-based cash compensation that qualifies under Section 162(m) based on the achievement of objective performance goals. All Executive Officers are eligible to receive this type of award. The Compensation Committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance-based compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table summarizes annual and long-term compensation awarded, earned or paid for services in all capacities to the Named Executive Officers for the fiscal year ended December 31, 2013 and for those officers who were also Named Executive Officers for 2012 or 2011, for fiscal years ended December 31, 2012 or 2011.

Name and Principal Position	Year	Salary(1) $	Bonus $	Stock Awards(2) $	Option Awards(2) $	Non-Equity Incentive Plan Compensation(3) $	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) $	All Other Compensation(5) $	Total $
Steven L. Newman	2013	1,191,667	—	6,136,767	2,145,403	1,382,625	555,396	2,525,706	13,937,564
President and Chief	2012	1,141,667	—	5,934,659	2,584,048	1,540,007	1,749,000	1,102,514	14,051,895
Executive Officer	2011	1,075,000	—	4,612,340	1,224,446	686,794	1,239,144	1,091,201	9,928,925
Esa Ikaheimonen	2013	731,487	—	2,130,800	744,930	544,921	—	984,635	5,136,773
Executive Vice	2012	89,694	248,724	726,383	—	77,759	—	185,338	1,327,898
President and
Chief Financial Officer
John B. Stobart	2013	631,667	—	1,917,706	670,430	586,280	97,050	983,866	4,886,999
Executive Vice	2012	153,750	300,000	976,351	—	166,803	18,650	21,204	1,636,758
President and Chief
Operating Officer
Allen M. Katz	2013	600,000	480,000	—	—	—	90,172	70,224	1,240,396
Senior Vice President
and Interim
General Counsel
David Tonnel	2013	420,833	—	1,022,795	357,561	234,290	85,842	249,841	2,371,162
Senior Vice	2012	387,875	—	1,032,105	449,400	242,341	92,548	368,865	2,573,134
President and
Controller
Ihab M. Toma	2013	631,259	519,032	1,704,613	595,947	—	—	728,246	4,179,097
Former Executive Vice	2012	577,446	—	1,720,211	748,988	491,940	—	403,527	3,942,112
President and Chief	2011	584,673	—	1,048,302	278,290	280,490	—	645,473	2,837,228
of Staff

(1)
Base salary is denominated in U.S. dollars (US$). Messrs. Ikaheimonen's and Toma's salaries were paid in Swiss francs (CHF) but, for purposes of this table, converted to US$ using the average annual CHF to US$ exchange rates of 1.0753 and 1.06668 for 2013 and 2012, respectively, and exchange rates ranging from 0.781 to 0.3967 for 2011.

(2)
Represents the aggregate grant date fair value during such year under accounting standards for recognition of share-based compensation expense for the specified year. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
Non-Equity Incentive Plan Compensation includes annual cash bonuses paid to the Named Executive Officers based on service during the year included in the table and awarded in the following year pursuant to the Performance Award and Cash Bonus Plan. The Performance Award and Cash Bonus Plan, including the performance targets used for 2013, is described under "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(4)
There are no nonqualified deferred compensation earnings included in this column because no Named Executive Officer received above-market or preferential earnings on such compensation during 2013, 2012 or 2011.

(5)
All other compensation for 2013 consists of the following:

Name	Company Contributions to Savings Plans(1) $	Life Insurance Premiums $	Dividend Equivalents on Time-vested DUs $	Club Membership Dues $	Expatriate Assignment Allowances(2) $	Expatriate Relocation Pay and Geographic Differential $	Expatriate Net Tax Paid(3) $
Steven L. Newman	15,300	3,030	154,526	360	309,203	97,160	1,946,487
Esa Ikaheimonen	153,860	54,284	51,109	—	393,667	98,450	233,265
John B. Stobart	7,650	6,222	55,705	—	354,610	149,679	410,000
Allen M. Katz	6,150	15,798	48,276	—	—	—	—
David Tonnel	15,300	2,460	28,876	2,228	187,839	13,138	—
Ihab M. Toma	111,381	25,334	46,432	4,954	190,730	94,689	254,726

(1)
Messrs. Newman, Stobart, Katz and Tonnel participate in the U.S. 401(k) Savings Plan. Messrs. Ikaheimonen and Toma participate in the Transocean Management Ltd. Pension Plan. Amounts shown represent Company contributions to those plans.

(2)
Amounts represent automobile allowances, housing allowances for Mr. Newman ($179,925), Mr. Ikaheimonen ($180,645), Mr. Stobart ($157,362), Mr. Tonnel ($56,255), and Mr. Toma (165,591); home country leave allowances for Mr. Newman ($39,500), Mr. Stobart ($41,816), and Mr. Tonnel ($42,892); and dependent education costs for Mr. Newman ($76,926), Mr. Ikaheimonen ($184,532), Mr. Stobart ($144,737), and Mr. Tonnel ($42,892).

(3)
Amounts include taxes paid by the Company to a taxing authority in 2013 with respect to taxes on income earned in previous years. Amounts also include an estimate of remaining taxes due through tax year 2013 as a result of the discontinuation of tax equalization for Swiss-based executive management, effective December 31, 2013, for Mr. Newman ($1,773,261), Mr. Ikaheimonen ($96,937), and Mr. Stobart ($172,161).

Grants of Plan-Based Awards for 2013

        The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers in the fiscal year ended December 31, 2013. Mr. Katz did not receive any such awards during 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
										Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
								Number of Shares of Stock or Units(3) (#)	Number of Securities Underlying Options(4) (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven L. Newman		—	1,500,000	3,000,000
	2/14/2013				11,505	46,020	80,535				3,407,781
	2/14/2013								123,512	59.30	2,145,403
	2/14/2013							46,020			2,728,986
Esa Ikaheimonen		—	584,000	1,168,000
	2/14/2013				3,995	15,979	27,963				1,183,245
	2/14/2013								42,886	59.30	744,930
	2/14/2013							15,979			947,555
John B. Stobart		—	635,000	1,270,000
	2/14/2013				3,595	14,381	25,167				1,064,913
	2/14/2013								38,597	59.30	670,430
	2/14/2013							14,381			852,793
David Tonnel		—	255,000	510,000
	2/14/2013				1,918	7,670	13,423				567,963
	2/14/2013								20,585	59.30	357,561
	2/14/2013							7,670			454,831
Ihab M. Toma		—	508,000	1,016,000
	2/14/2013				3,196	12,783	22,370				946,581
	2/14/2013								34,309	59.30	595,947
	2/14/2013							12,783			758,032

(1)
This column shows the amount of cash payable to the Named Executive Officers under our Performance Award and Cash Bonus Plan. Actual amounts earned by the Named Executive Officers under the plan appear in the Non-Equity Incentive Plan Compensation Column of the Summary Compensation Table. For more information regarding our Performance Award and Cash Bonus Plan, including the performance targets used for 2013, see "Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan."

(2)
The February 14, 2013 contingent deferred unit award is subject to a three-year performance period ending on December 31, 2015. The actual number of deferred units received will be determined in the first 60 days of 2016 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any earned shares will vest on December 31, 2015. For more information regarding the LTIP, including the performance targets used for 2013 and the contingent nature of the awards granted under the LTIP, please read, "Compensation Discussion and Analysis—Long-Term Incentive Plan."

(3)
This column shows the number of time-vested deferred units granted to the Named Executive Officers under the LTIP. The units vest in one-third increments over a three-year period commencing on the anniversary of the date of grant.

(4)
This column shows the number of time-vested stock options granted to the Named Executive Officers under the LTIP. The options vest in one-third increments over a three-year period commencing on the anniversary of the date of grant.

(5)
This column represents the grant date fair value of these awards calculated in accordance with accounting standards for recognition of share-based payment awards.

Outstanding Equity Awards at Year-End 2013

        The following table sets forth certain information with respect to outstanding equity awards at December 31, 2013 for the Named Executive Officers.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Not Exercisable (#)	Option Exercise Price ($/Share)	Grant/ Award Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested(2) ($)
Steven L. Newman	17,248	—	$83.70	07/13/2006	07/12/2016
	17,248	—	$73.21	10/12/2006	07/12/2016
	27,728	—	$144.32	07/09/2008	07/08/2018
	56,000	—	$60.19	02/12/2009	02/11/2019
	63,675	—	$80.26	03/01/2010	02/29/2020
	38,414	19,207	$78.76	02/10/2011	02/09/2021
	44,081	88,163	$50.79	02/17/2012	02/16/2022
	—	123,512	$59.30	02/14/2013	02/13/2023
				02/10/2011		9,765	482,586
				02/17/2012		36,195	1,788,757
				02/14/2013		46,020	2,274,308
				02/17/2012				54,292	(3)	2,683,111
				02/14/2013				46,020	(4)	2,274,308
Esa Ikaheimonen	—	42,886	$59.30	02/14/2013	02/13/2023
				11/15/2012		10,778	532,649
				02/14/2013		15,979	789,682
				02/14/2013				15,979	(4)	789,682
John B. Stobart	—	38,597	$59.30	02/14/2013	02/13/2023
				10/01/2012		14,083	695,982
				02/14/2013		14,381	710,709
				02/14/2013				14,381	(4)	710,709
Allen M. Katz				11/17/2012		21,552	1,065,100
David Tonnel	3,401	—	$144.32	07/09/2008	07/08/2018
	9,164	—	$60.19	02/12/2009	02/11/2019
	2,729	—	$74.93	09/01/2009	08/31/2019
	11,792	—	$83.32	02/18/2010	02/17/2020
	5,820	2,911	$78.76	02/10/2011	02/09/2021
	7,666	15,333	$50.79	02/17/2012	02/16/2022
	—	20,585	$59.30	02/14/2013	02/13/2023
				02/10/2011		1,480	73,142
				02/17/2012		6,295	311,099
				02/14/2013		7,670	379,051
				02/17/2012				9,442	(3)	466,624
				02/14/2013				7,670	(4)	379,051
Ihab M. Toma	7,277	—	$72.51	08/17/2009	12/30/2014
	14,150	—	$83.32	02/18/2010	12/30/2014
	8,730	—	$78.76	02/10/2011	12/30/2014
	12,777	—	$50.79	02/17/2012	12/30/2014
				02/17/2012				10,256	(3)	506,852
				02/14/2013				3,896	(4)	192,540

(1)
Represents time-vested deferred unit awards. Awards vest in one-third increments over a three-year period on the anniversary of the date of grant.

(2)
For purposes of calculating the amounts in these columns, the closing price of our shares on the NYSE on December 31, 2013 of $49.42 was used.

(3)
Represents the February 17, 2012 contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2014. The actual number of deferred units received will be determined in the first 60 days of 2015 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2014. For more information regarding the LTIP, please read "Compensation Discussion and Analysis—Long-Term Incentive Plan."

(4)
Represents the February 14, 2013 contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2015. The actual number of deferred units received will be determined in the first 60 days of 2016 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2015. For more information regarding the LTIP, please read "Compensation Discussion and Analysis—Long-Term Incentive Plan."

 Option Exercises and Shares Vested for 2013

        The following table sets forth certain information with respect to the exercise of options and the vesting of deferred units, as applicable, during 2013 for the Named Executive Officers.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven L. Newman	—	—	27,174	1,494,309
Esa Ikaheimonen	—	—	3,311	293,377
John B. Stobart	—	—	5,412	316,704
Allen M. Katz	—	—	7,427	586,645
David Tonnel	—	—	3,293	389,808
Ihab M. Toma(2)	—	—	34,223	1,829,430

(1)
Calculated by multiplying the closing price of our shares on the NYSE on the date of vesting multiplied by the number of shares that vested on such date.

(2)
Includes 23,495 shares with an aggregate value of $1,161,123 that vested on December 31, 2013, in connection with Mr. Toma's separation from the Company.

Pension Benefits for 2013

        We maintain the following pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service:

  •
  Transocean U.S. Retirement Plan,

  •
  Transocean Pension Equalization Plan,

  •
  Transocean International Retirement Plan, and

  •
  Transocean Management Ltd. Pension Plan.

        The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the Named Executive Officers pursuant to these plans:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2013 ($)
Steven L. Newman	Transocean U.S. Retirement Plan	20	563,429	—
	Transocean Pension Equalization Plan	20	4,779,008	—
Esa Ikaheimonen	Transocean Management Ltd. Pension Plan	1	158,421	—
John B. Stobart	Transocean U.S. Retirement Plan	1	46,942	—
	Transocean Pension Equalization Plan	1	68,758	—
Allen M. Katz	Transocean U.S. Retirement Plan	1	38,823	—
	Transocean Pension Equalization Plan	1	51,349	—
David Tonnel	Transocean U.S. Retirement Plan	8	166,560	—
	Transocean Pension Equalization Plan	8	213,253	—
	Transocean International Retirement Plan	8	100,344	—
Ihab M. Toma	Transocean Management Ltd. Pension Plan	9	579,816	—

 Transocean U.S. Retirement Plan

        The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. Messrs. Newman, Stobart, Katz and Tonnel were the Named Executive Officers in 2013 who have historically participated in this plan. The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after completing five years of eligible employment. Benefits available to the Named Executive Officers are no greater than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55 or older). The plan was amended effective January 1, 2009 to eliminate the 30-year lifetime cap on credited service.

        Credited service under the plan includes all periods of employment after June 30, 1993, except for such periods when an employee does not meet eligibility requirements under the plan.

        The following elements of executive compensation are included in computing the retirement benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Retirement benefits are calculated as (1) the product of (A) each year of an employee's credited service, times (B) 2.00%, times (C) the final average earnings, minus (2) the product (also referred to as the "Offset") of (A) each year of an employee's credited service, times (B) 0.65%, times (C) the final average social security earnings. However, the Offset cannot be greater than one-half of the gross benefit, calculated using the lesser of the final average earnings and final average social security earnings.

        If the employee elects to retire between the ages of 55 and 64, the amount of benefits is reduced; actuarial reduction factors are applied to his or her "gross benefit" and his or her final average social security earnings offset to allow for the fact that his or her benefit will start earlier than "normal" and will, therefore, be paid for a longer period of time.

        None of the Named Executive Officers met the eligibility requirements for "early retirement" under the plan. The gross benefit is reduced 2% per year for the first five years and 6% per year for the next five years that the early retirement date precedes the normal retirement date. The offset benefit is reduced 6.67% per year for the first five years and 3.33% per year for the next five years that the early retirement date precedes the normal retirement date.

        Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2013. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2012. The key assumptions used were:

Discount rate:	5.07%
Mortality Table:	2014-PPA
Form of Payment:	Joint & 50% Survivor Annuity
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62

Transocean Pension Equalization Plan

        Officers, including each of the Named Executive Officers, are eligible to receive a benefit from the Company's nonqualified, unfunded, noncontributory Pension Equalization Plan ("PEP") if the level of their compensation would otherwise cause them to exceed the Internal Revenue Code compensation limitations imposed on the Transocean U.S. Retirement Plan. The purpose of this plan is to recognize an executive's service to the Company and provide supplemental post-retirement income to those individuals. Benefits are payable upon a participant's termination of employment, or six months after termination in the case of certain officers.

        The following forms of compensation are used to calculate the supplemental benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Benefits are not earned until the individual has five years of credited service with the Company. The formula used to calculate the plan benefit is the same as that which is used to calculate benefits under the Transocean U.S. Retirement Plan; however, earnings are not limited to the pay cap under Internal Revenue Code Section 401(a)(17) ($255,000 in 2013). The accrued benefit of certain individuals as of December 31, 2008 attributable to the legacy Transocean Supplemental Retirement Plan will be calculated using the interest rate in the Supplemental Retirement Plan, which was the annual interest rate equal to the yield on a new 7-12 year AA-rated general obligation tax-exempt bond as determined by Merrill Lynch & Co. Incorporated (or its affiliates) and published in The Wall Street Journal.

        Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2013. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2013. The key assumptions are:

Interest Rate:	4.31%
Mortality Table:	2014-417(e)
Form of Payment:	Lump Sum
Lump Sum Rate:	2.81%
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62

Transocean International Retirement Plan

        The Company maintains the Transocean International Retirement Plan, a nonqualified, defined contribution plan, for its non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. Eligibility in the plan is based on residency outside of the U.S. Mr. Tonnel was the only Named Executive Officer in 2013 who held accrued benefits in this plan, however, he did not actively participate in this plan in 2013. The plan is funded through cash contributions by the Company as a percentage of compensation along with voluntary contributions by employees, which are limited to 15% of the employee's base pay. Current Company contribution levels are as follows:

Service	Company Match
< 5 years	4.5%
5—9 years	5%
10—14 years	5.5%
15—19 years	6%
20+ years	6.5%

        Contributions are based on a participant's compensation (regular pay, non-equity cash incentive pay and special performance cash awards). The normal retirement age under the plan is age 60; however, participants who are age 50 or older, and who are vested with two or more years of service, may upon termination or retirement, elect to receive a lump sum or an annuity based on the full cash value of the participant's retirement account. If a participant retires with less than two years of service, the participant will only be entitled to receive benefits under the plan based on the accumulated value of his voluntary employee contributions.

Transocean Management Ltd. Pension Plan

        The Company maintains the Transocean Management Ltd. Pension Plan, a nonqualified, defined contribution plan, for its non-U.S. dollar paid employees in Switzerland. Messrs. Ikaheimonen and Toma were the Named Executive Officers in 2013 who participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with contributions by employees. Mandatory contributions by the employees are 6% of pensionable salary. Additional voluntary contributions are permitted but these contributions do not generate any additional match by the Company. Current Company contribution levels are as follows:

Age	Company Match
24	10%
34	12%
44	14%
54	16%

        Contributions are based on a participant's annual salary. Regular retirement age under the plan is age 65 for men and 64 for women, as is customary in Switzerland.

Nonqualified Deferred Compensation for 2013

        The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the Named Executive Officers. All nonqualified deferred compensation plan benefits are payable in cash from the Company's general assets.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Steven L. Newman	—	—	1,279	—	40,145
Esa Ikaheimonen	—	—	—	—	—
John B. Stobart	—	—	—	—	—
Allen M. Katz	—	—	—	—	—
David Tonnel	—	—	7	—	220
Ihab M. Toma	—	—	—	—	—

(1)
The Transocean U.S. Supplemental Savings Plan was frozen as of December 31, 2008. Accordingly, no new participants have been added since 2008. The balances under the plan will continue to accrue interest and remain in the plan until the participant leaves the Company.

(2)
Represents earnings in 2013 on balances in the Transocean U.S. Supplemental Savings Plan.

(3)
Represents balances as of December 31, 2013 in the Transocean U.S. Supplemental Savings Plan.

Transocean U.S. Supplemental Savings Plan

        The Named Executive Officers and certain other highly compensated employees as of December 31, 2008 were eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the Transocean U.S. Savings Plan. Base pay is used to calculate the benefit. The Company maintains on its books an account for each participant to whom it credits (1) the amount of any Company matching contributions which are not paid to the Transocean U.S. Savings Plan due to limitations of the Internal Revenue Code, plus (2) earned interest. This interest is credited at the end of each calendar quarter and is calculated as a sum that is equal to the average balance for the quarter multiplied by one-fourth of the annual prime rate for corporate borrowers quoted by The Federal Reserve Statistical Release at the beginning of the quarter. The participant's supplemental savings benefit equals the balance recorded in his account. A participant receives a single lump sum payment of the balance at the time of such participant's termination, or six months after termination in the case of certain officers. A participant may not receive a distribution or make any withdrawals prior to such participant's termination. On December 31, 2008, the Transocean U.S. Supplemental Savings Plan was frozen. No further benefits have accrued under the plan since December 31, 2008.

Potential Payments Upon Termination or Change of Control

        The following tables and narrative disclosure set forth, as of December 31, 2013, certain information with respect to compensation that would be payable to the Named Executive Officers, still serving as officers of the Company as of December 31, 2013, upon a variety of termination or change of control scenarios. Prior to December 31, 2013, Mr. Toma entered into a separation agreement with the Company governing the terms of his departure. As a result, the actual benefits relating to his departure from the Company follows the "Involuntary Not-for-Cause Termination" table for the other Named Executive Officers.

        As of December 31, 2013, the Named Executive Officers still serving as officers of the Company were eligible for the executive severance benefit policy. Members of the Executive Management Team are further subject to the full limitations of the Minder Ordinance regarding severance upon expiry of the grand-fathering provisions of the Minder Ordinance in December 2015.

Voluntary Not-for-Cause Termination

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Stobart $	Mr. Katz $	Mr. Tonnel $
Pension Equalization Plan(1)	4,779,008	—	68,758	51,349	213,253
Supplemental Savings Plan(2)	40,145	—	—	—	220

Total Potential Payments	4,819,153	—	68,759	51,349	213,473

(1)
The amount of PEP benefits included in the table for each of Messrs. Newman and Tonnel represents the present value of those benefits which would not have been payable as of December 31, 2013 but would be payable once he reaches 55 years of age.

(2)
The supplemental savings plan benefit is equal to the balance, which includes interest, recorded in each Named Executive Officer's account as of December 31, 2013. Each of Messrs. Newman and Tonnel is eligible to receive a lump sum payment of the balance after a six-month waiting period after their termination. No distributions or withdrawals are permitted prior to termination.

Involuntary Not-for-Cause Termination

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Stobart $	Mr. Katz(7) $	Mr. Tonnel $
Cash Severance Payment(1)	1,200,000	730,000	635,000	—	425,000
Non-Equity Incentive Compensation(1)	1,500,000	584,000	635,000	480,000	255,000
Equity Incentive Compensation Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Time-based Deferred Units(3)	4,545,652	1,322,331	1,406,691	1,065,100	763,292
Performance-based Deferred Units(4)	2,159,292	257,325	108,299	—	367,287
Pension Equalization Plan(5)	4,779,008	—	68,758	51,349	213,253
Supplemental Savings Plan(6)	40,145	—	—	—	220
Outplacement Services(1)	60,000	36,500	31,750	—	21,250

Total Potential Payments	14,284,097	2,930,156	2,885,498	1,596,449	2,045,302

(1)
Any involuntary not-for-cause termination as of December 31, 2013 would have been calculated under the executive severance benefit and the Performance Award and Cash Bonus Plan.

(2)
The terms and conditions of the non-qualified option awards provide that upon an involuntary, not-for-cause termination, any unvested options are canceled as of the date of termination.

(3)
The time-based deferred units ("DUs") are awards that vest in equal installments over three years, on the first, second and third anniversaries of the date of grant. Upon an involuntary, not-for-cause termination, all of the DUs would vest.

(4)
The performance-based deferred units ("CDUs") are based upon the achievement of a performance standard over a three-year period. The determination period for a portion of the CDUs ends on December 31, 2014 and the determination period for the remaining CDUs ends on December 31, 2015. The actual number of deferred units received will be determined in the first 60 days of 2015 of 2016, as applicable, and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Upon an involuntary, not-for-cause termination, the Named Executive Officers would receive a pro-rata portion of the CDUs. The pro-rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had the Named Executive Officer's employment not been terminated by a fraction, the numerator of which is the number of calendar days he was employed during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date.

(5)
The amount of PEP benefits included in the table for each of Messrs. Newman and Tonnel represents the present value of those benefits which would not have been payable as of December 31, 2013 but would be payable once he reaches 55 years of age.

(6)
The supplemental savings plan benefit is equal to the balance, which includes interest, recorded in each Named Executive Officer's account as of December 31, 2013. Each of Messrs. Newman and Tonnel is eligible to receive a lump sum payment of the balance after a six-month waiting period after his termination. No distributions or withdrawals are permitted prior to termination.

(7)
Under the terms of his employment agreement, Mr. Katz is not eligible for the executive severance benefit. See "Compensation Discussion and Analysis—Employment Agreement with Allen Katz" above.

Separation Agreement with Ihab Toma

        We entered into a separation agreement with Mr. Toma in connection with his termination as Executive Vice President and Chief of Staff, effective December 31, 2013. The agreement provides for, among other things, a lump sum cash severance payment equal to $758,970 and a cash payment in lieu of payment under the Bonus Plan, equal to $514,604. Under the terms of the agreement, unvested DUs (23,495) previously granted to Mr. Toma with a value of $1,161,123 vested upon his termination, and Mr. Toma received a pro-rata portion of the CDUs (14,152). The determination of the CDUs actually earned will be made within the first 60 days following the end of the performance cycle. The vested stock options previously granted to Mr. Toma will remain exercisable until December 30, 2014, and all unvested stock options were canceled effective December 31, 2013.

 Death

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Stobart $	Mr. Katz $	Mr. Tonnel $
Non-Equity Incentive Compensation(1)	1,500,000	584,000	635,000	480,000	255,000
Equity Incentive Compensation Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Time-based Deferred Units(2)	4,545,652	1,322,331	1,406,691	1,065,100	763,292
Performance-based Deferred Units(3)	2,159,292	257,325	108,299	—	367,287
Pension Equalization Plan	2,830,960	—	50,069	38,746	126,327
Supplemental Savings Plan(4)	40,145	—	—	—	220
Life Insurance Benefit(5)	1,000,000	2,920,000	1,000,000	1,000,000	1,000,000

Total Potential Payments	12,076,049	5,083,656	3,200,059	2,583,846	2,512,126

(1)
Each Named Executive Officer's beneficiary would receive the pro rata share of the deceased's targeted non-equity incentive plan compensation for 2013. If the Named Executive Officer died on December 31, 2013, then this pro rata share would be equal to 100% of such Named Executive Officer's targeted non-equity compensation for 2013.

(2)
The unvested portions of the stock options and DUs vest immediately upon death.

(3)
The beneficiary of each Named Executive Officer is entitled to a pro-rata portion of CDUs upon such Named Executive Officer's death.

(4)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "I. Involuntary Not-for-Cause Termination" scenario described above.

(5)
We provide each of our Named Executive Officers with a life insurance benefit equal to four times covered annual earnings; for USD-paid executives only, the life insurance benefit is capped at a maximum of $1,000,000.

Disability

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Stobart $	Mr. Katz $	Mr. Tonnel $
Non-Equity Incentive Compensation(1)	1,500,000	584,000	635,000	480,000	255,000
Equity Incentive Compensation Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Time-based Deferred Units(2)	4,545,652	1,322,331	1,406,691	1,065,100	763,292
Performance-based Deferred Units(3)	2,159,292	257,325	108,299	—	367,287
Pension Equalization Plan	4,779,008	—	68,758	51,349	213,253
Supplemental Savings Plan	40,145	—	—	—	220
Disability Benefit(4)	—	—	—	—	—

Total Potential Payments	13,024,097	2,163,656	2,218,748	1,596,449	1,599,052

(1)
Each of the potential non-equity incentive plan compensation and supplemental savings plan payments under this "Disability" scenario would be the same as contemplated under the "Death" scenario described above.

(2)
The unvested portions of the stock options and DUs vest immediately upon disability.

(3)
Each Named Executive Officer is entitled to a pro-rata portion of the CDUs upon disability.

(4)
None of our Named Executive Officers is eligible for any disability benefits beyond those benefits that are available generally to all of our salaried employees.

Retirement

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Stobart $	Mr. Katz $	Mr. Tonnel $
Non-Equity Incentive Compensation	1,500,000	584,000	635,000	480,000	255,000
Equity Incentive Compensation Vested Stock Options	—	—	—	—	—
Unvested Stock Options	—	—	—	—	—
Time-based Deferred Units	4,545,652	1,322,331	1,406,691	1,065,100	763,292
Performance-based Deferred Units(1)	2,159,292	257,325	108,299	—	367,287
Pension Equalization Plan(2)	4,779,008	—	68,758	51,349	213,253
Supplemental Savings Plan(3)	40,145	—	—	—	220

Total Potential Payments	13,024,097	2,163,656	2,218,748	1,596,449	1,599,052

(1)
The treatment of CDU awards upon retirement would be treated the same as described under "Involuntary Not-for-Cause Termination" above.

(2)
Each of Messrs. Newman and Tonnel had not reached at least 55 years of age as of December 31, 2013 and were therefore not eligible for early retirement or normal retirement (age 65) under the PEP. The amount of PEP benefits included in the table for each of Messrs. Newman and Tonnel represent the present value of those benefits which would not have been payable as of December 31, 2013 but would be payable once he reaches 55 years of age.

(3)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "Involuntary Not-for-Cause Termination" scenario described above.

 Change of Control

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Stobart $	Mr. Katz(5) $	Mr. Tonnel $
Cash Severance Payment(1)	1,200,000	730,000	635,000	—	425,000
Non-Equity Incentive Compensation(1)	1,500,000	584,000	635,000	480,000	255,000
Equity Incentive Compensation Vested Stock Options	—	—	—	—	—
Unvested Stock Options(2)	—	—	—	—	—
Time-based Deferred Units(2)	4,545,652	1,322,331	1,406,691	1,065,100	763,292
Performance-based Deferred Units(3)	6,405,129	789,682	710,709		1,065,001
Pension Equalization Plan	4,779,008	—	68,758	51,349	213,253
Supplemental Savings Plan(4)	40,145	—	—	—	220
Outplacement Services(1)	60,000	36,500	31,750	—	21,250

Total Potential Payments	18,529,934	3,462,513	3,487,908	1,596,449	2,743,016

(1)
Any termination in connection with a change of control as of December 31, 2013 would have been calculated under the executive severance benefit policy and the Performance Award and Cash Bonus Plan.

(2)
The unvested portions of the stock options and DUs vest immediately upon a change of control termination.

(3)
Each Named Executive Officer is entitled to the number of CDUs equal to the target award upon a change of control termination.

(4)
Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the "Involuntary Not-for-Cause Termination" scenario described above.

(5)
Under the terms of his employment agreement, Mr. Katz is not eligible for the executive severance benefit. See "Employment Agreement with Allen Katz" above.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,921,377	$72.01	7,871,975
Equity compensation plans not approved by security holders(2)(3)	—	—	—

Total	1,921,377	$72.01	7,871,975

(1)
Restricted shares and deferred units are included in the awards we may grant under the LTIP, and 3,038,491 shares are available for future issuance pursuant to grants of restricted shares and deferred units.

(2)
Does not include 104,664 shares to be issued upon the exercise of options with a weighted average exercise price of $47.97 that were granted under (a) equity compensation plans of GlobalSantaFe Corporation assumed by us in connection with our merger with GlobalSantaFe, (b) the Sedco Forex Option plan assumed by us in connection with our merger with Sedco Forex Holding Limited, and (c) equity compensation plans of R&B Falcon Corporation assumed by us in connection with our merger with R&B Falcon (collectively, the "Assumed Plans"). No new awards will be granted under the Assumed Plans.

(3)
Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors could defer any fees or retainers by investing those amounts in Transocean Inc. ordinary share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the share equivalents at the time of distribution are distributed in ordinary shares. After December 31, 2005, no further deferrals may be made under the plan. As of the time immediately prior to our merger with GlobalSantaFe, our directors had purchased 30,490 Transocean Inc. ordinary share equivalents under this plan. Each of the share equivalents was reclassified into 0.6996 share equivalents and $33.03 cash. Fractional share equivalents were paid in cash. The total cash consideration was used to purchase additional share equivalents using the closing price for Transocean Inc. ordinary shares on November 27, 2007. As a result of the redomestication transaction pursuant to which Transocean Inc. merged by way of schemes of arrangement under Cayman Islands law with Transocean Cayman Ltd., with Transocean Inc. as the surviving company, each Transocean Inc. ordinary share equivalent was exchanged for a Transocean Ltd. share equivalent. For the years ended December 31, 2013 and December 31, 2012, our directors held 22,394 and 24,513 share equivalents under the plan, respectively.

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee of the Board of Directors during 2013 were Tan Ek Kia, Chairman, Frederico F. Curado, Martin B. McNamara and Robert M. Sprague. There are no matters relating to interlocks or insider participation that we are required to report.

Section 16(a) Beneficial Ownership Reporting Compliance

        Federal securities laws require the Company's executive officers and directors, and persons who own more than ten percent of the Company's shares, to file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the Securities and Exchange Commission. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2013, and except Form 4 filings for Ihab Toma, David Tonnel and Steven Newman filed on February 13, 2013 that were filed one day past the required deadline due to administrative and technical delay in receiving the correct information for the transactions for which the forms relate, the Company believes that no director, officer or beneficial owner of more than ten percent of the Company's shares failed to file a report on a timely basis in 2013.

Householding

        The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

        As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046, telephone number +1 (713) 232-7500. We will deliver, promptly upon written or oral request to Investor Relations, a separate copy of the 2013 Annual Report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Proposals of Shareholders

        Shareholder Proposals in the Proxy Statement.    Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2015 Annual General Meeting, your proposals must be received at our principal executive offices c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH-1214 Vernier, Switzerland by no later than December 12, 2014 at 5:00 p.m., Swiss time. However, if the date of the 2015 Annual General Meeting changes by more than 30 days from the anniversary of the 2014 Annual General Meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q, in a Current Report on Form 8-K or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.

        Shareholder Proposals and Nominations for Directors to Be Presented at Meetings.    If you desire to bring a matter before an Annual General Meeting and the proposal is submitted outside the process of

Rule 14a-8, you must follow the procedures set forth in our Articles of Association. Our Articles of Association provide generally that, if you desire to propose any business at an Annual General Meeting (including the nomination of any director), you must give us written notice at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean's last Annual General Meeting; provided, however, that if the date of the Annual General Meeting is 30 calendar days before or after the anniversary date of the last Annual General Meeting, such request must instead be made by the tenth day following the date on which we have made public disclosure of the date of the Annual General Meeting. The deadline under our Articles of Association for submitting proposals will be March 12, 2015 at 5:00 p.m., Swiss time for the 2015 annual meeting unless it is more than 30 calendar days before or after May 16, 2015.

        In order for the notice to be considered timely under Rule 14a-4(c) of the Securities Exchange Act of 1934, proposals must be received no later than March 12, 2015 at 5:00 p.m., Swiss time. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

        If you desire to nominate directors to be presented at an Annual General Meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors to be presented at an extraordinary general meeting at which the Board of Directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice for the nomination of directors at any general meeting must set forth:

  •
  your name and address and the name and address of the person or persons to be nominated;

  •
  a representation that you are a holder of record of our shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

  •
  a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

  •
  a description of all arrangements or understandings between you and each nominee you propose and any other person or persons under which the nomination or nominations are to be made by you;

  •
  any other information regarding each nominee you propose that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

  •
  the consent of each nominee to serve as a director if so elected.

        The Board of Directors may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures. You may obtain a copy of our Articles of Association and Organizational Regulations, in which these procedures are set forth, upon written request to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland.

Cost of Solicitation

        The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained Innisfree M&A Incorporated (New York) for a fee of $25,000, plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Forward-Looking Statements

        The statements included in this proxy statement, including in the section entitled "Compensation Discussion and Analysis—Executive Summary—2013 Business Overview," regarding future financial performance and results of operations and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, statements about the following subjects: a near-term oversupply of floating drilling rigs and delayed demand for rig capacity; demand for newbuild jackup rigs; next-generation BOPs; the planned MLP and accelerated debt repayment program; and operational improvements. Such statements are subject to numerous risks, uncertainties and assumption, including, but not limited to: operating hazards and delays actions by customers and other third parties, conditions in the capital markets and those described under "Item 1A. Risk Factors" in the 2013 Annual Report and in our filings with the SEC. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Annex A—Amendment of the Articles of Association to Reduce the Maximum Number of the

Members of the Board of Directors to 11 from 14

		B. Verwaltungsrat			B. Board of Directors
		Artikel 22			Article 22
Anzahl der Verwaltungsräte		Der Verwaltungsrat besteht aus mindestens zwei und höchstens ~~14~~11 Mitgliedern. Vorbehalten bleibt Artikel 38 dieser Statuten.	Number of Directors		The Board of Directors shall consist of no less than two and no more than ~~14~~11 members. Article 38 of these Articles of Association remains reserved.
		Artikel 38			Article 38
Übergangsrechtliche Ausnahme zu Artikel 22 dieser Statuten betreffend die Höchstzahl der Mitglieder des Verwaltungsrates	1	Bis zum Abschluss der ordentlichen Generalversammlung 2015 kann die Höchstzahl der Mitglieder des Verwaltungsrates gemäss Artikel 22 dieser Statuten aufgrund der Wahl eines neuen Mitglieds des Verwaltungsrates an der ausserordentlichen Generalversammlung vom 22. September 2014 und des Verbleibs im Amt dieses neuen Mitglieds des Verwaltungsrates und der 11 an der ordentlichen Generalversammlung 2014 gewählten Mitglieder des Verwaltungsrates vorübergehend überschritten werden und 12 betragen.	Transitory exception to the maximum number of the members of the Board of Directors pursuant to Article 22 of the Articles of Association	1	Until completion of the 2015 Annual General Meeting the maximum number of the members of the Board of Directors pursuant to Article 22 of these Articles of Association may be temporarily exceeded as a result of the election of one new member of the Board of Directors at the Extraordinary General Meeting of Shareholders of September 22, 2014 and the continuance in office of this new member of the Board of Directors and the 11 members of the Board of Directors elected at the 2014 Annual General Meeting and amount to 12.
	2	Jede Änderung dieses Artikels 38 untersteht den gleichen Präsenz- und Mehrheitsquoren wie eine Änderung von Artikel 22.		2	Any amendment to this Article 38 shall be subject to the same presence quorum and voting majority requirements as an amendment to Article 22.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (PLEASE SIGN WITHIN BOX) Date Signature (Joint Owners) (PLEASE SIGN WITHIN BOX) Date VOTE BY MAIL Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Transocean 2014 EGM Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA or Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland. TRANSOCEAN LTD. TURMSTRASSE 30 CH-6300 ZUG, SWITZERLAND M77614-S22017 TRANSOCEAN LTD. Please indicate in the appropriate space how you wish the shares to be voted. If you give no specific indications, you instruct the independent proxy to vote the shares for all proposals in accordance with the recommendation of the Board of Directors (“FOR” proposal 1 and “FOR” the director nominee listed in proposal 2). If new agenda items (other than those in the notice of the meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are duly presented to the Extraordinary General Meeting, you instruct the independent proxy, in the absence of other specific instructions on this Proxy Card, to vote the shares in accordance with the recommendations of the Board of Directors. For Against Abstain ! ! ! 1. Reduction of the Maximum Number of the Members of the Board of Directors to 11 From 14 as Described in the Company's Proxy Statement and the Notice of the Meeting ! ! ! 2. Election of One New Director, Merrill A. "Pete" Miller, Jr., for a Term Extending until the Completion of the 2015 Annual General Meeting The signature on this Proxy Card should correspond exactly with the shareholder’s name as printed above. In the case of joint tenancies, co-executors or co-trustees each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Transocean Ltd. Admission Card If you choose to personally attend and exercise your voting rights at the Transocean Ltd. Extraordinary General Meeting on September 22, 2014 at 5:00 p.m., Swiss time, at the Parkhotel Zug, in Zug, Switzerland, please present this detached card, together with proof of identification, at the admission office prior to the meeting. If you hold several admission cards, please present all of them for validation at the meeting. Your vote is important. To ensure the shares are represented, you should complete, sign and date the below Proxy Card and return it promptly in the enclosed postage pre-paid envelope, to Transocean 2014 EGM, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA or Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland, so that it arrives no later than 8:00 a.m., Eastern Daylight Time (EDT), 2:00 p.m. Swiss time on September 22, 2014 whether or not you intend to attend the meeting. You may revoke your proxy and vote in person if you decide to attend the meeting. You must separate this Admission Card before returning the Proxy Card in the enclosed envelope. Important notice regarding the availability of Proxy Materials for the Extraordinary General Meeting of Shareholders to be held on September 22, 2014: The Combined Document is available at http://www.deepwater.com/investor-relations/financial-reports/ M77615-S22017 TRANSOCEAN LTD. THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Proxy Card for use at the Extraordinary General Meeting of Shareholders of Transocean Ltd., a Swiss corporation (“Transocean”), or any adjournment or postponement thereof (the “Meeting”), to be held on September 22, 2014 at 5:00 p.m. Swiss time, at the Parkhotel Zug, in Zug, Switzerland. IMPORTANT NOTE: Please sign, date and return this Proxy Card in the enclosed postage pre-paid envelope to: Transocean 2014 EGM, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA or Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland. We urge you to return your Proxy Card as soon as possible to ensure that your Proxy Card is timely submitted. Any Proxy Card must be received by either Broadridge or Schweiger Advokatur / Notariat no later than 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss time on September 22, 2014. The signatory, revoking any proxy heretofore given in connection with the Meeting, appoints the independent proxy, Schweiger Advokatur / Notariat, as proxy to represent the signatory at the Meeting and to vote all shares the signatory is entitled to vote at the Meeting on all matters properly presented at the Meeting in accordance with the signatory's voting instructions on the reverse side of this Proxy Card. Please provide your specific voting instructions by marking the applicable instruction boxes on the reverse side of this Proxy Card. If you do not provide specific instructions in relation to one or several proposals described on the reverse side, you direct the independent proxy to vote “FOR” proposal 1 and “FOR” the director nominee listed in proposal 2. If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are duly presented to the Extraordinary General Meeting, you instruct, in the absence of other specific instructions on this Proxy Card, the independent proxy to vote in accordance with the recommendations of the Board of Directors. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Meeting. Continued on the reverse side. Must be signed and dated on the reverse side.